UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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Fisher Communications, Inc.

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FISHER COMMUNICATIONS, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 28, 2009

To the Shareholders of Fisher Communications, Inc:

The Annual Meeting of Shareholders of Fisher Communications, Inc. will be held at Fisher Plaza, 140 4th Avenue North, Seattle, Washington 98109, at 10:00 a.m., Pacific time on Tuesday, April 28, 2009, for the purpose of considering and voting upon the following matters:

1. To elect three directors for a term of three years or until their successors have been elected and qualified.

2. To consider the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for 2009.

3. To consider a shareholder proposal requesting the declassification of our Board of Directors if it is properly presented by the shareholder proponent at the meeting.

4. To consider a shareholder proposal to amend our bylaws to require shareholder approval of certain Company acquisitions if it is properly presented by the shareholder proponent at the meeting.

5. To transact such other business that may properly come before the Annual Meeting or any adjournments or postponements thereof.

Our Board of Directors unanimously recommends shareholders vote FOR Items 1 and 2 and AGAINST Items 3 and 4.

Our Board of Directors has established the close of business on March 2, 2009 as the record date for the determination of shareholders entitled to receive notice of, and to vote at, the Annual Meeting.

Further information regarding voting rights and the business to be transacted at the Annual Meeting is provided in the accompanying Proxy Statement. Family members are welcome to accompany you at the Annual Meeting. Directions to Fisher Plaza and a map are provided on the back cover of the accompanying Proxy Statement.

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on April 28, 2009

Our proxy statement, 2008 annual report to shareholders and other proxy materials are available at www.envisionreports.com/fsci for registered shareholders and at www.edocumentview.com/fsci for all other shareholders.

March 27, 2009	BY ORDER OF THE BOARD OF DIRECTORS

Christopher J. Bellavia
Corporate Secretary

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the Annual Meeting, we urge you to vote your proxy at your earliest convenience via the Internet, by telephone or by signing and dating your proxy and returning it in the enclosed postage prepaid envelope. It is important that your shares be represented and that a quorum is present. If you attend the Annual Meeting in person, your Proxy may be revoked and you may personally vote your shares, even though you have previously returned your Proxy.

PROXY STATEMENT

FISHER COMMUNICATIONS, INC.

100 4th Avenue North

Suite 510

Seattle, Washington 98109

(206) 404-7000

This Proxy Statement and the accompanying form of Proxy are being sent to shareholders of Fisher Communications, Inc. (the “Company”) on or about March 27, 2009 for use in connection with the Annual Meeting of Shareholders of the Company to be held on April 28, 2009.

ABOUT THE ANNUAL MEETING

When and where is the Annual Meeting?

The Annual Meeting of Shareholders of the Company (the “Annual Meeting”) will be held at 10:00 a.m. on Tuesday, April 28, 2009 at Fisher Plaza, 140 4th Avenue North, Seattle, Washington 98109. (The entrance to the Fisher Plaza garage is on John Street.) Directions to Fisher Plaza and a map are provided on the back cover of this Proxy Statement.

What is the purpose of the Annual Meeting?

At the Annual Meeting, shareholders will act upon the matters outlined in the accompanying Notice of Annual Meeting of Shareholders, including the election of directors, the ratification of the Company’s independent registered public accounting firm for 2009, and the consideration of two shareholder proposals if they are properly brought before the meeting. In addition, the Company’s management will report on the performance of the Company during 2008 and respond to questions from shareholders.

Who is entitled to vote?

Only shareholders of record at the close of business on the record date, March 2, 2009, are entitled to receive notice of the Annual Meeting and to vote the shares of common stock that they held on that date at the Annual Meeting, or any postponement or adjournment of the Annual Meeting.

Who can attend the Annual Meeting?

All shareholders as of the record date, or their duly appointed proxies, may attend the Annual Meeting. Family members are welcome to accompany you to the Annual Meeting. Admission to the Annual Meeting will be by admission card only. If you hold your shares in “street name” (that is, through a broker or other nominee), you may request an admission card by writing or phoning the Company; you will need to bring to the Annual Meeting a letter from the broker or other nominee confirming your beneficial ownership of Company shares as of the record date.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of at least a majority of the Company’s shares of common stock outstanding on the record date will constitute a quorum, permitting the Annual Meeting to conduct its business. As of the record date, 8,740,060 shares of common stock of the Company were outstanding.

How do I vote?

If you complete and properly sign the accompanying proxy card and return it to the Company, it will be voted as you have directed. If you are a registered shareholder and attend the Annual Meeting, you may deliver your completed proxy card in person. “Street name” shareholders that wish to vote at the Annual Meeting will need to obtain a proxy form from the institution that holds their shares.

Registered shareholders (who own their shares in their own name) and most beneficial shareholders (who own shares through a bank, broker or other nominee) also may vote on the Internet. If this option is available to you, we strongly encourage you to use it because it is faster and less costly. Registered shareholders can vote on the Internet at www.envisionreports.com/fsci. Please have your proxy card in hand when going online and follow the online instructions. Shareholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered shareholders is available up until 1:00 a.m., Central Time, on April 28, 2009, the day of the Annual Meeting. Registered shareholders may also vote by telephone by calling 1-800-652-8683 and use any touch-tone telephone to transmit your vote up to 1:00 a.m., Central Time on April 28, 2009. Have your proxy card in hand when you call and then follow the instructions.

If you vote by the Internet or telephone, you do not need to mail your proxy card. If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements. Voting via the Internet is a valid proxy voting method under the laws of the State of Washington (our state of incorporation).

If you attend the Annual Meeting and wish to vote in person, you may request a ballot when you arrive. If your shares are held of record in the name of your bank, broker or other nominee and you would like to vote in person at the Annual Meeting, you must bring to the Annual Meeting a letter from the nominee indicating that you were the beneficial owner of the Company shares on the record date.

Can I change my vote after I return my proxy card?

After you have submitted your proxy, you may change your vote at any time before the proxy is exercised by submitting to the Secretary of the Company either a written notice of revocation or a duly executed proxy bearing a later date. The powers of the proxy holders with respect to your shares will be suspended if you attend the Annual Meeting in person and so request to the Secretary of the Company or vote in person, although attendance at the Annual Meeting will not by itself revoke a previously granted proxy.

What are the Board of Director’s recommendations?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. As set forth in this Proxy Statement, the Board of Directors unanimously recommends a vote “FOR” all nominees to be elected as directors, “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2009, and “AGAINST” the two shareholder proposals expected to be presented at the meeting.

With respect to any other matter that properly comes before the Annual Meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in accordance with their best judgment.

What vote is required to approve each item?

Election of Directors.    Directors will be elected by a plurality of the votes cast at the Annual Meeting by Company shareholders present, in person or by proxy, and entitled to vote. In the election of directors, shareholders have cumulative voting rights. Accordingly, a shareholder may either: (i) cumulate his or her shares and give one nominee (or divide in any proportion among some or all nominees) as many votes as the number of shares that such shareholder holds, multiplied by three, the number of directors to be elected; or (ii) vote his or her shares, multiplied by three, equally among the nominees for election. If a shareholder wishes to cumulate his or her votes, he or she should multiply the number of votes he or she is entitled to cast by three, the number of directors to be elected (deriving a cumulative total) and then write the number of votes for each director next to each director’s name on the proxy card. The total votes cast in this manner may not exceed the cumulative total.

If a shareholder does not wish to cumulate votes for directors, he or she should indicate a vote “FOR” the nominees or a “WITHHOLD” vote with respect to the nominees, as provided on the proxy card. A properly executed proxy marked “WITHHOLD” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum. Broker non-votes occur when a person holding shares through a bank or brokerage account does not provide instructions as to how his or her shares should be voted and the broker either does not exercise, or is not permitted to exercise, discretion to vote those shares on a particular matter. Under the rules of the Financial Industry Regulatory Authority, brokers holding stock for the accounts of their clients who have not been given specific voting instructions by their clients as to the election of directors may vote their clients’ proxies in their own discretion with respect to such election. Accordingly, there cannot be any broker non-votes for the election of directors.

Ratification of the Independent Registered Public Accounting Firm.    The proposal to ratify the appointment of Pricewaterhouse Coopers LLP as the Company’s independent registered public accounting firm for 2009 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Each outstanding share will be entitled to one vote. Abstentions will have no effect on this matter because they will not represent votes cast for the purpose of voting on this proposal. There will be no broker non-votes on the ratification of the independent registered public accounting firm because brokers who hold shares for the accounts of their clients have the discretionary authority to vote such shares on this matter.

Approval of the Shareholder Proposals.    Each of the shareholder proposals will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against the proposal. Each outstanding share will be entitled to one vote. Abstentions will have no effect on the shareholder proposals because they will not represent votes cast for the purpose of voting on the proposals. Brokers may not exercise discretion to vote shares as to which instructions are not given with respect to the shareholder proposals, and therefore, broker non-votes will have no impact on the approval of either shareholder proposal.

Who is soliciting proxies and who will bear the cost of soliciting votes for the Annual Meeting?

The enclosed proxy is solicited by and on behalf of the Board of Directors of the Company, with the cost of solicitation borne by the Company. Solicitation may be made by directors and officers of the Company, via electronic or regular mail, telephone, facsimile or personal interview. The Company does not expect to pay any compensation to anyone for the solicitation of proxies, except for reimbursements to brokers, nominees and similar record holders for reasonable expenses in mailing proxy materials to beneficial owners and the fees and expenses of Georgeson Inc. described below.

The Company has retained Georgeson Inc. to assist in the distribution and solicitation of proxies for a fee of approximately $16,000 plus distribution costs, other reasonable expenses and $5.00 per completed call or Tele Vote. Georgeson Inc. may also solicit proxies on our behalf via telephone.

What happens if the Annual Meeting is postponed or adjourned?

Your proxy will still be effective and may be voted at the rescheduled meeting. You will still be able to change or revoke your proxy until it is voted.

BUSINESS OF THE ANNUAL MEETING

There are four matters being presented for consideration by the shareholders at the Annual Meeting.

Proposal No. 1 — Election of Directors

Our Amended and Restated Articles of Incorporation, as amended (“Articles”), provide that the number of directors must fall within a range of 9 and 19, with the exact number to be determined pursuant to the Company’s Bylaws. Our Bylaws currently provide that our Board of Directors will consist of 10 directors. Our number of directors may be changed by amending the Bylaws.

Our directors are elected for terms of three years and until their successors have been elected and qualified. Our Articles and Bylaws require that the terms of our directors be staggered such that approximately one-third of the directors are elected each year to the extent permitted by Washington State law.

In accordance with the above, our Board has nominated Deborah L. Bevier, Paul A. Bible, and David Lorber for election as directors for three-year terms to expire in the year 2012. Only Ms. Bevier is presently a director of the Company. Except as otherwise specified in a proxy, proxies will be voted for the Board’s nominees, Ms. Bevier, Mr. Bible and Mr. Lorber. All three nominees have each agreed to serve if elected, and management and the Board of Directors presently has no reason to believe that they will refuse or be unable to serve. If any of the Board’s nominees refuses or becomes unavailable to serve as a director, proxies will be voted for the election of such person as shall be designated by the Board of Directors to replace such Board nominee, unless the Board chooses to reduce the number of directors serving on the Board.

Our Board agreed to nominate Mr. Bible and Mr. Lorber for election pursuant to an agreement with GAMCO Asset Management Inc. (together with its affiliates, “GAMCO”), dated March 20, 2009, which we have filed with the Securities and Exchange Commission on a Current Report on Form 8-K. GAMCO is our largest current shareholder.

The Board Of Directors Unanimously Recommends That You Vote

“FOR” All Nominees To Be Elected As Directors.

INFORMATION WITH RESPECT TO NOMINEES AND

DIRECTORS WHOSE TERMS CONTINUE

The following tables set forth certain information with respect to director nominees and directors whose terms continue. The table below includes (i) the age of each director as of December 31, 2008, (ii) the principal occupation(s) of each director during the past five years, and (iii) the year each director was first elected or appointed. All nominees have consented to being named in this Proxy Statement and to serve if elected. Proxies cannot be voted for a greater number of persons than the number of nominees named. If any nominee becomes unable to serve, the persons named as proxies may exercise their discretion to vote for a substitute nominated by the Nominating and Corporate Governance Committee.

NOMINEES FOR DIRECTORS FOR THREE YEAR TERM EXPIRING IN 2012

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Deborah L. Bevier, 57	Ms. Bevier has been a director since 2003. Ms. Bevier has been the Principal of DL Bevier Consulting LLC, an organizational and management consulting firm, since 2004. Ms. Bevier was President of the Waldron Consulting Division of Waldron & Company from 2004 to 2006. From 1996 until 2003, Ms. Bevier served as a director, President and Chief Executive Officer of Laird Norton Financial Group, an independent financial advisory services firm and its predecessor companies. Ms. Bevier serves as the chair of the board of directors of Coinstar, Inc., a multi-national provider of services to retailers and as a director of F5 Networks, Inc., a global leader in Application Delivery Networking.

Paul A. Bible, 68

Mr. Bible is a principal in Bible Mousel PC, a Nevada law firm specializing in gaming law. From 1984 to 2006, Mr. Bible was a shareholder in the law firm Bible Hoy & Trachok. Mr. Bible is the former Chairman of the Nevada Gaming Commission. After earning his J.D. from Georgetown University Law Center, Mr. Bible served in the Judge Advocate General’s Corps of the U.S. Army and is a veteran of the Vietnam Conflict.

David Lorber, 30	Mr. Lorber is a Co-Founder and Portfolio Manager of FrontFour Capital Group LLC, an event-driven hedge fund. Previously, Mr. Lorber served as Director and Senior Investment Analyst at Pirate Capital LLC. Earlier in his career, Mr. Lorber was an Analyst at Vantis Capital Management LLC, a money management firm and hedge fund and an Associate at Cushman & Wakefield, Inc., a global real estate firm. Mr. Lorber is a Director of GenCorp Inc., where he currently serves as the Chairman of the Compensation Committee and as a member of the Audit Committee. He also serves as a director of International Aviation Terminals (IAT) Inc. and as a trustee for the IAT Air Cargo Facilities Income Fund.

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2010

Colleen B. Brown, 50	Ms. Brown has been President and Chief Executive Officer of Fisher Communications, Inc. since October 2005. She was elected as a director of the Company on October 26, 2006. From 2004 to 2005, Ms. Brown was owner of Aberdeen Media Corporation, an entrepreneurial venture founded to pursue opportunities in the U.S. television market. Ms. Brown served as Senior Vice President at Belo Corp. from 2000 to 2003 and as President of the broadcast group for Lee Enterprises, Incorporated from 1998 until the sale of the group in 2000. Ms. Brown served in various senior management capacities at Gannett Co., Inc.’s broadcasting operations from 1980 to 1998.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Donald G. Graham, III, 54	Mr. Graham has been a director since 1993. Mr. Graham owns Cerberus Productions, LLC, a visual advertising production company based in New York City. He has been a Vice President and a Director of the O.D. Fisher Investment Company since 1989.

Brian P. McAndrews, 50	Mr. McAndrews has been a director since 2006. From August 2007 through December 2008, Mr. McAndrews led the Microsoft Corporation Advertiser and Publisher Solutions Group. Prior to its acquisition by Microsoft Corporation in August 2007, Mr. McAndrews ran aQuantive, Inc., a global digital marketing company, serving as Chief Executive Officer and a Director since September 1999, and as President since January 2000. From February 1990 to September 1999, Mr. McAndrews worked for ABC, Inc., a broadcasting and communications company, holding executive positions at ABC Sports, ABC Entertainment and ABC Television. Mr. McAndrews also serves on the board of directors of Clearwire Corporation, a provider of high speed internet services to consumers and businesses.

CONTINUING DIRECTORS WITH TERM EXPIRING IN 2011

Richard L. Hawley, 59	Mr. Hawley has been a director since 2003. Mr. Hawley has been Executive Vice President and Chief Financial Officer of Nicor Inc., a holding company, and Nicor Gas., a public utility, since December 2003. Mr. Hawley was Vice President and Chief Financial Officer of Puget Energy, Inc., a public utility holding company, and Puget Sound Energy, Inc., a public utility, from 1998 to 2002.

George F. Warren, Jr., 74	Mr. Warren has been a director since 1999. Mr. Warren has been a director of a private investment company since 1993, and was President of a privately held land development company from 1993 until 2004. Mr. Warren is a first cousin of William W. Warren, Jr.

William W. Warren, Jr., 70	Mr. Warren has been a director since 1992. Mr. Warren has been a professor of Physics at Oregon State University since 1991, and has been a director and Vice President of a private investment company since 1999. Mr. Warren is a first cousin of George F. Warren, Jr.

Michael D. Wortsman, 61	Mr. Wortsman was elected as a director on July 26, 2007 and effective April 1, 2009, will become our non-executive Chairman of the Board of Directors. Mr. Wortsman is currently a private investor focusing on television content and feature film production. He is Senior Managing Partner of Frontera Productions LLC. He was President of Univision Television Group, the leading Spanish Language Media company in the United States from 1997 until the sale of the company in April 2007. Before joining Univision as Executive Vice President Corporate Development in 1993, Mr. Wortsman held various executive positions at ABC, FOX and NBC-owned television and radio stations.

CURRENT DIRECTORS NOT STANDING FOR RE-ELECTION AT THE ANNUAL MEETING

Jerry A. St. Dennis, 66	Mr. St. Dennis has been a director since 2003. Mr. St. Dennis has been associated with Cascade Investment, LLC, an investment management firm, since 2000.

Name and Age	Principal Occupation(s) Of Director During Last Five Years

Phelps K. Fisher, 74	Mr. Fisher has been a director since 1979 and non-executive Chairman of the Board of Directors since April 2003. Mr. Fisher was Executive Vice President — Marketing, Fisher Broadcasting Company from 1993 to September 1999. Mr. Fisher is retiring from our Board on April 1, 2009. His current term was set to expire as of the 2009 Annual Meeting and his seat will be filled by one of the nominees at the Annual Meeting.

The Board of Directors has determined that each of the current directors except Ms. Brown, are independent directors of the Company within the meaning of Rule 4200 of Nasdaq’s Marketplace Rules (“Rule 4200”). If elected, Mr. Bible and Mr. Lorber would also be independent directors under Rule 4200.

Our new nominees for the Annual Meeting, Mr. Bible and Mr. Lorber, were identified to the Company by the Company’s shareholder, GAMCO.

INFORMATION REGARDING THE BOARD OF DIRECTORS

AND ITS COMMITTEES

The following sets forth information concerning the Company’s Board of Directors and Committees of the Board during 2008.

How Often Did the Board of Directors Meet During 2008?

We held ten Board of Director meetings in 2008. During 2008, each director attended at least 75 percent of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board of Directors on which he or she served. All of the current directors served during all of 2008. We do not have a formal policy regarding attendance by members of the Board of Directors at the Company’s Annual Meeting of Shareholders. Nine of our ten current directors attended our 2008 Annual Meeting of Shareholders.

Committees of the Board of Directors

The current committees of our Board of Directors are the Audit Committee, the Compensation Committee, Nominating and Corporate Governance Committee, Planning Committee and Executive Committee.

Audit Committee.    Our Audit Committee oversees our accounting and financial reporting processes and the audits of the financial statements of the Company. The duties and responsibilities of the Audit Committee are governed by a written charter adopted by the Board of Directors. A current copy of the charter is available on our website at www.fsci.com under the heading “Investor Information.” Pursuant to the Audit Committee’s charter, the responsibilities of the Audit Committee require it to, among other things:

•	as necessary, consider with management and the outside auditor the rationale for employing audit firms other than the principal outside auditor;

•	as necessary, take reasonable steps to confirm with the outside auditor that the outside auditor shall report directly to the Audit Committee;

•	resolve disagreements between management and the outside auditor;

•	approve the compensation of the outside auditor, and, as necessary, review and approve the discharge of the outside auditor;

•	take reasonable steps to confirm the independence of the outside auditor;

•	consider, in consultation with the outside auditor, the audit scope and plan;

•	pre-approve the retention of the outside auditor for all audit and such non-audit services as the outside auditor is permitted to provide the Company;

•	review with the outside auditor the coordination of the audit effort for the effective use of audit resources;

•	at least annually, evaluate the outside auditor’s performance and independence;

•	ensure that the outside auditor’s lead partner and reviewing partner are replaced every five years;

•	review filings with the Securities and Exchange Commission;

•	consider and review with the outside auditor the adequacy of the Company’s internal controls;

•

review and discuss with management and the outside auditor, at the completion of the annual examination, the Company’s audited financial statements and related footnotes, the outside auditor’s audit of the financial statements and their report thereon, and any serious difficulties or disputes with management encountered during the course of the audit;

•

consider and review with management significant findings during the year and management’s responses thereto, any difficulties encountered in the course of the outside auditor’s audits, including any restrictions on the scope of their work or access to required information, and any changes required in the planned scope of the audit plan;

•	review, develop and monitor compliance with the Company’s Code of Ethics for the Chief Executive Officer and senior financial officers;

•

establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and establish procedures for the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and

•	review any reports by management regarding the effectiveness of, or any deficiencies in, the design or operation of internal controls.

Our Audit Committee held six meetings during 2008. The current members of the Audit Committee are Mr. Hawley (Chair), Ms. Bevier, Mr. Fisher, and Mr. W. Warren, Jr. Mr. Fisher is retiring from our Board on April 1, 2009. Our Board of Directors has determined that Mr. Hawley is an audit committee financial expert, within the meaning of applicable SEC rules. All of the current members of our Audit Committee are independent directors within the meaning of Rules 4200 and 4350(d) of the Nasdaq’s Marketplace Rules.

Compensation Committee.    Our Compensation Committee has the overall responsibility for approving, administering and evaluating equity and other compensation plans, policies and programs for the Company. The Committee may form and delegate authority to subcommittees and may delegate authority to one or more designated members of the Compensation Committee or of the Board of Directors or to Company officers to perform certain of its duties on its behalf.

The Compensation Committee:

•	approves the annual cash compensation, including salary, bonus and incentive compensation of executive officers of the Company, other than our Chief Executive Officer;

•	reviews and approves cash and equity compensation packages for new executive officers and termination packages for executive officers, other than our Chief Executive Officer; and

•

reviews and approves any new equity awards granted as part of a compensation package for a new Chief Executive Officer and any new equity awards granted as part of a termination package for a departing Chief Executive Officer

The Committee assists our Board of Directors in establishing our Chief Executive Officer’s annual goals and objectives and annually evaluates the Chief Executive Officer’s performance. In addition, the Compensation Committee recommends our Chief Executive Officer’s cash compensation to the Board of Directors for approval consistent with our compensation philosophy. In approving the long-term incentive component of the Chief Executive Officer’s compensation, the Committee generally considers the Company’s performance and relative shareholder return, the value of similar incentive awards to the chief executive officers at comparable companies and the awards given to the Chief Executive Officer in prior years.

The Compensation Committee reviews trends in executive compensation, oversees the development of new compensation plans, and, when necessary, approves revisions to the existing plans. The Committee also assesses the competitiveness of the Company’s executive compensation programs to ensure (a) the attraction and retention of executives, (b) the motivation of executives to achieve our business objectives, and (c) the alignment of the interests of key leadership with the long-term interests of our shareholders.

The Compensation Committee also reviews and recommends to the Board of Directors changes in compensation for members of our Board of Directors and its Chairman, and administers our equity incentive plans. The Committee approves all stock options and restricted stock rights granted to our executive officers under our equity incentive plans.

During 2008, the Compensation Committee held seven meetings. The current members of the Compensation Committee are Ms. Bevier (Chair), Mr. Fisher, Mr. McAndrews, and Mr. Wortsman. Mr. Fisher is retiring from our Board on April 1, 2009. All of the current members of the Committee (a) are independent directors within the meaning of Rule 4200 of Nasdaq’s Marketplace Rules, (b) are “non-employee directors” within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, and (c) are “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code.

The Compensation Committee has the sole authority to retain and terminate outside counsel, compensation consultants, or other experts or consultants, as it deems appropriate, including sole authority to approve the fees and other retention terms for such persons. The Committee periodically retains Towers Perrin to serve as its independent compensation consultant. At the request and direction of the Committee, Towers Perrin provides analyses of the Company’s executive compensation and comparisons to executive compensation programs of peer companies in the media/broadcast industry and other non-broadcast specific companies of similar size to the Company. In addition to survey data, Towers Perrin provided the Committee with proxy statement data for national market industry peers and local market general industry peers. Towers Perrin does not determine or recommend executive compensation, but rather provides the Compensation Committee with guidance based on market practices and Towers Perrin’s experience and understanding of the Company’s needs and objectives. Please read our “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement for a discussion of the work conducted by Towers Perrin on behalf of the Compensation Committee in 2008.

Our Chief Executive Officer recommends the compensation structure for Company executive officers, other than the Chief Executive Officer. The Compensation Committee reviews and approves the Chief Executive Officer’s recommendations together with such changes or adjustments as the Committee deems appropriate. The Compensation Committee has periodically provided our Chief Executive Officer with ranges for compensation and equity awards pursuant to which the Chief Executive Officer may make offers to key executives. The Committee collaborates with our Chief Executive Officer and the Board of Directors to establish the Company performance objectives. To establish the individual performance objectives for each named executive, the Committee Chair works with our Chief Executive Officer. The Committee also reviews periodic reports from management on matters relating to the Company’s compensation practices. Our Chief Executive Officer typically attends all meetings of the Compensation Committee, except for those meetings where her compensation is discussed. Please read our “Compensation Discussion and Analysis” beginning on page 17 of this Proxy Statement for a discussion of the role of our Chief Executive Officer in determining or recommending the amount or form of executive compensation in 2008.

The Compensation Committee acts pursuant to a written charter adopted by our Board of Directors. A current copy of the charter is available on our website at www.fsci.com under the heading “Investor Information.”

Nominating and Corporate Governance Committee.    Our Nominating and Corporate Governance Committee identifies individuals qualified to become members of our Board of Directors, approves and recommends to the Board of Directors director candidates, and, if necessary or desirable in the opinion of the Committee, develops and recommends to the Board of Directors corporate governance principles and policies applicable to the Company.

The Committee held four meetings during 2008.

Our Nominating and Corporate Governance Committee currently consists of Mr. W. Warren, Jr. (Chair), Mr. Hawley, Mr. Graham, III, Mr. St. Dennis, and Mr. G. Warren, Jr. Mr. St. Dennis is not standing for re-election to the Board at the Annual Meeting. At their request, Mr. W. Warren and Mr. G. Warren will no longer be members of this committee after the Annual Meeting. All of the members of the Nominating and Corporate Governance Committee are independent directors within the meaning of Rule 4200 of Nasdaq’s Marketplace Rules. The Nominating and Corporate Governance Committee acts pursuant to a written charter adopted by the Board of Directors. A current copy of the written charter is available on our website at www.fsci.com under the heading “Investor Information.”

Director Candidate Qualifications.    When considering potential director candidates for nomination or election, our Nominating and Corporate Governance Committee considers the following qualifications, among others, of each director candidate:

•	high standard of personal and professional ethics, integrity and values;

•	training, experience and ability at making and overseeing policy in business, government and/or education sectors;

•	willingness and ability to devote the required time and effort to effectively fulfill the duties and responsibilities related to Board of Directors and committee membership;

•	willingness not to engage in activities or interests that may create a conflict of interest with a director’s responsibilities and duties to the Company and its constituents; and

•	willingness to act in the best interests of the Company and its constituents, and objectively assess Board of Directors, committee and management performances.

Other than the foregoing, there are no stated minimum criteria for director nominees. However, our Board believes that its effectiveness depends on the overall mix of the skills and characteristics of its directors. Accordingly, the following factors, among others, relating to overall Board of Director composition are considered when determining Board of Director needs and evaluating director candidates to fill such needs:

•	independence;

•	diversity;

•	professional experience;

•	industry knowledge (e.g., relevant industry or trade association participation);

•	skills and expertise (e.g., accounting or financial);

•	leadership qualities;

•	public company board and committee experience;

•	non-business-related activities and experience (e.g., academic, civic, public interest);

•	board continuity (including succession planning);

•	board size;

•	number and type of committees, and committee sizes; and

•

legal requirements and NASDAQ, or other applicable trading exchange or quotation system, requirements and recommendations, and other corporate governance-related guidance regarding board and committee composition.

Identification and Evaluation of Director Candidates.    Our Nominating and Corporate Governance Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue to serve. In the event of a vacancy on our Board, the Committee’s charter requires the Chairman of the Committee to initiate the effort to identify appropriate director candidates. The Nominating and Corporate Governance Committee may choose to maintain a list of director candidates to consider and propose to the Board of Directors, as required. If necessary or desirable in the opinion of the Nominating and Corporate Governance Committee, the Committee will determine appropriate means for seeking additional director candidates, which may involve the engagement of an outside consultant to assist in the identification of director candidates or the solicitation of ideas for possible candidates from a number of sources, including members of the Board of Directors, Company executives and individuals personally known to the members of the Board of Directors or Company executives. The Nominating and Corporate Governance Committee interviews potential candidates and as a result of their evaluations may recommend the candidate for the Board of Directors’ consideration.

Potential director candidates should be referred to the Chairman of the Nominating and Corporate Governance Committee for consideration by the Committee and possible recommendation to the Board of Directors. The Nominating and Corporate Governance Committee will evaluate shareholder-recommended nominees based on the same criteria as Board of Director-recommended nominees.

The Nominating and Corporate Governance Committee will also consider nominations made by shareholders. In accordance with the Company’s Bylaws, to nominate a director for election to the Board of Directors at an annual meeting of shareholders, a shareholder must deliver written notice of such nomination by personal delivery or by registered or certified mail, postage prepaid, to the Secretary of the Company at the Company’s principal executive offices not fewer than 90 days nor more than 120 days prior to the anniversary date of the prior year’s annual meeting. If the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the prior year’s annual meeting, written notice by the shareholder must be delivered to the Secretary not earlier than the close of business on the 90th day and not later than the close of business on the later of (i) the 90th day prior to the annual meeting or (ii) the tenth day following the day on which the notice of the date of the annual meeting was mailed or such public disclosure was made. The shareholder’s notice of an intention to nominate a director must include the information set forth in the Company’s Bylaws.

Planning Committee.    Our Planning Committee meets and consults with management regarding strategic and operational planning for the Company, and regularly oversees the progress being made by our management in its implementation of such plans. The Planning Committee held four meetings during 2008. The current members of the Planning Committee are Mr. St. Dennis (Chair), Mr. Fisher, Mr. Graham, III, and Mr. Wortsman. Mr. St. Dennis is not standing for re-election to our Board at the Annual Meeting and Mr. Fisher is retiring from our Board on April 1, 2009.

Executive Committee.    Our Executive Committee is empowered to exercise all of the authority of the Board of Directors permitted under Washington law. Additionally, the Executive Committee has the power and duty to vote the stock of all subsidiaries of the Company and to make all decisions and determinations with respect to such subsidiaries. Our Executive Committee did not meet during 2008. The current members of the Executive Committee are Mr. Fisher (Chair), Ms. Brown, and Mr. W. Warren, Jr. Mr. Fisher is retiring from our Board on April 1, 2009.

Communication with our Board of Directors

Shareholders and other parties interested in communicating directly with the Chairman of our Board of Directors or with our non-management directors as a group may do so by writing to: Chairman of the Board of Directors, Fisher Communications, Inc., 100 4th Avenue North, Suite 510, Seattle WA 98109.

Compensation Committee Interlocks and Insider Participation

Each of Ms. Bevier, Mr. Fisher, Mr. McAndrews and Mr. Wortsman served as members of the Compensation Committee during 2008. None of the members of our Compensation Committee was an officer or employee of the Company or any of its subsidiaries during 2008. Until 1999, Mr. Fisher was an executive vice president of the Company. No executive officer of the Company has served on the board of directors or compensation committee of any other entity that has or had one or more executive officers who served as a member of our Board of Directors or Compensation Committee during 2008.

Code of Conduct and Code of Ethics

We have a Code of Conduct applicable to all of our directors, officers and employees. We also have a Code of Ethics for our Chief Executive Officer, senior financial officers, general managers, station managers and business managers. The Code of Conduct and the Code of Ethics are available on our website at www.fsci.com under the section heading “Investor Information.” We intend to post any amendments to or waivers of our Code of Ethics at this location on our website. Upon request, we will provide to any person without charge a copy of our Code of Ethics. Written requests should be addressed to Investor Relations, Fisher Communications, Inc., 100 4th Avenue North, Suite 510, Seattle, Washington 98109.

Proposal No. 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors has selected PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009 and is proposing that the shareholders ratify such selection. Although ratification is not required by law, the Audit Committee believes that our shareholders should be given an opportunity to express their views on the subject.

Rule 10A-3(b)(2) under the Securities Exchange Act of 1934 requires that the audit committee “must be directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged... for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the listed issuer.” As the Audit Committee cannot abdicate this authority to our shareholders, the ratification of the selection is not binding. Any failure of the shareholders to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm would, however, be considered by the Audit Committee.

PricewaterhouseCoopers LLP performed an audit of the Company’s consolidated financial statements, and of the effectiveness of internal control over financial reporting for the year ended December 31, 2008. Representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions by shareholders.

The Board Of Directors Unanimously Recommends That You Vote

“FOR” The Ratification of PricewaterhouseCoopers LLP as the Company’s

Independent Registered Public Accounting Firm for 2009.

Audit and Non-Audit Fees

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2008 and December 31, 2007, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

	2008	2007
Audit Fees(1)	$984,000	$913,500
Tax Fees(2)	132,567	188,753
All Other Fees(3)	1,500	1,500

Total	$1,118,067	$1,103,753

(1)	Audit Fees consist of fees billed for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of the interim consolidated financial statements included in the Company’s quarterly reports, and services that are normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. Audit fees in 2008 and 2007 include amounts billed relating to internal control procedures required under the Sarbanes-Oxley Act of 2002, which were part of an integrated audit performed by PricewaterhouseCoopers LLP.

(2)	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning. These services include assistance regarding federal and state tax compliance.

(3)	All Other Fees consist of the annual subscription fee for an online research tool.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of Independent Auditor

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the Company’s independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. In considering whether to pre-approve any non-audit services, the Audit Committee or its delegee is required to consider whether the provision of such services is compatible with maintaining the independence of the auditor.

The Audit Committee has delegated to the Chairman of the Audit Committee the authority to pre-approve audit and non-audit services that the independent registered public accounting firm may from time to time provide to the Company, if the provision of such services is not otherwise prohibited. The Chairman is required to provide a report of those services so approved by him to the Audit Committee at its next regularly scheduled meeting. The Audit Committee charter permits the Audit Committee to pre-approve services by establishing detailed pre-approval policies and procedures as to the particular service, provided that the Audit Committee is informed of each service pre-approved.

The SEC permits the independent registered public accounting firm to provide services other than audit, review or attest services without pre-approval if, among other requirements, the aggregate amount of all such services provided constitutes no more than five percent of the total fees paid by the Company to the independent registered public accounting firm during the fiscal year in which the services are provided. None of the fees paid to the independent registered public accounting firm under the categories Tax Fees and All Other Fees described above were rendered pursuant to this exception from the SEC’s general pre-approval requirements.

REPORT OF THE AUDIT COMMITTEE

Responsibilities.    The primary function of the Audit Committee is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The responsibilities of the Audit Committee include appointing an accounting firm as the Company’s independent registered public accounting firm. The Audit Committee charter describes in greater detail the responsibilities of the Audit Committee. Management is responsible for the Company’s internal controls and financial reporting process. The independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and an audit of the Company’s internal controls over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and for issuing a report thereon. The Audit Committee’s responsibilities include, among others, considering, in consultation with the independent registered public accounting firm, the audit scope and plan.

Review with Management and Independent Registered Public Accounting Firm.    In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. The Audit Committee has reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements as of and for the fiscal year ended December 31, 2008 and the independent registered public accounting firm’s report thereon. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America and the Company maintained effective control over financial reporting based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

The Audit Committee discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit Committee also received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the firm’s independence.

Summary.    Based on the reviews and discussions with management and the independent registered public accounting firm referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities Exchange Commission.

In connection with its review of the Company’s consolidated audited financial statements for the fiscal year ended December 31, 2008, the Audit Committee relied on advice and information that it received in its discussions with management and advice and information it received in the audit report of and discussions with the independent registered public accounting firm.

This report is submitted over the names of the members of the Audit Committee.

Richard L. Hawley, Chair

Deborah L. Bevier

Phelps K. Fisher

William W. Warren, Jr.

EXECUTIVE OFFICERS OF THE COMPANY

The following sets forth information concerning current executive officers of the Company and their ages on December 31, 2008.

Name and Age	Position and Occupation(s) for Past Five Years
Colleen B. Brown, 50	Ms. Brown has been President and Chief Executive Officer of Fisher Communications, Inc. since October 2005. She was elected as a director of the Company on October 26, 2006. From 2004 to 2005, Ms. Brown was President and owner of Aberdeen Media Corporation, an entrepreneurial venture founded to pursue opportunities in the U.S. television market. Ms. Brown served as Senior Vice President at Belo Corp. from 2000 to 2003 and as President of the broadcast group for Lee Enterprises, Incorporated from 1998 until the sale of the group in 2000. Ms. Brown served in various senior management capacities at Gannett Co., Inc.’s broadcasting operations from 1980 to 1998.

Robert I. Dunlop, 41	Mr. Dunlop has been Senior Vice President, Operations of the Company since July 2008. Mr. Dunlop has held various positions with the Company since 1991, including Vice President Developing Media from April 2006 to December 2006, Senior Vice President Developing Media from December 2006 to August 2007, and Senior Vice President from August 2007 until July 2008. From 1998 to April 2006, Mr. Dunlop served as Vice President and General Manager of the Company’s Seattle radio operations.

Joseph L. Lovejoy, 40	Mr. Lovejoy was appointed Chief Financial Officer in June 2008. He had been appointed Interim Chief Financial Officer in April 2008. Mr. Lovejoy has been a Senior Vice President of the Company since December 2006, responsible for strategic planning, financial analysis and business development. Mr. Lovejoy has held positions at the Company including Senior Vice President Media Operations and Vice President of the 100+ Group and Strategic Planning. From April 2004 to January 2006, Mr. Lovejoy was the Company’s Director of Financial Planning and Analysis. Mr. Lovejoy was a Vice President at Duff & Phelps LLC from September 2001 to March 2004. He worked in the financial advisory services practice of PricewaterhouseCoopers LLP from April 1997 to September 2001.

Hassan Natha, 49	Mr. Natha joined the Company as Vice President, Finance in November 2008 and was appointed Principal Accounting Officer in December 2008. Prior to joining the Company, Mr. Natha served as the Chief Financial Officer and Corporate Secretary at Jones Soda Co., a beverage company, from April 2006 until September 2008. Before joining Jones Soda, Mr. Natha served as an associate with CFO Selections, a professional CFO services firm from August 2005 to January 2006, a principal of B2BCFO, a CFO professional services firm, from March 2003 to July 2005, and Chief Financial Officer of Washington Gaming Inc., a private real estate and gaming company, from January 2002 to December 2002. From October 2000 to December 2001, he served as senior manager of Accenture Inc. Mr. Natha is a Certified Public Accountant.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The Compensation Committee of our Board of Directors, referred to as the “Committee” in this discussion, oversees and regularly reviews the compensation programs for our executive officers, including the executive officers listed in our Summary Compensation Table at page 25, who we refer to as “named executives” in this Compensation Discussion and Analysis.

The Committee has designed our executive compensation program so that its primary objectives are to:

•	attract and retain high-caliber executives on a long-term basis;

•	encourage the creation of shareholder value;

•	pay for superior performance by aligning a substantial portion of our named executive compensation with our business and financial results and shareholder returns; and

•	maintain an appropriate balance between fixed compensation in the form of base salary and variable compensation in the form of short-term and long-term incentive opportunities.

Our executive compensation program is designed to reward personal accomplishments as well as the executive’s involvement in the achievement of the Company’s financial goals and business objectives. Our executive compensation philosophy is to offer a package that enables us to meet the requirements of the highly competitive environment in which we operate, while ensuring that executive officers are compensated in a manner that advances both the short-term and long-term interests of our shareholders. Under this approach, a significant portion of the total executive compensation package is in the form of variable compensation that is dependent upon our financial and business performance. We believe that this approach provides our executives with incentives to direct us toward financial success.

We paid significantly lower compensation to our named executives for service in 2008 than for 2007 service, reflecting our objective and philosophy of paying for performance and our sensitivity to the current economic recession. Our emphasis on at-risk performance-based compensation resulted in no cash bonus payouts to any of our named executives. These results were primarily caused by the 2008 economic slowdown and the resulting impact it has had on advertising spending in the media industry as a whole, and the Committee’s decision, based on the recommendation of management, to exclude certain non-recurring items, including the gain on our sale of Safeco Corporation stock, from the calculation of bonus payouts. In addition, the value of long-term incentives provided to our named executives for service in 2008 was significantly lower than for 2007 service, driven primarily by the decrease in the value of the Company’s common stock and the Committee’s desire to conserve shares available for issuance under our equity plan.

Components of Compensation

For 2008 performance, our executive officer compensation program was comprised of three primary components:

•	base salaries;

•	short-term incentives in the form of annual cash bonuses; and

•	long-term incentives in the form of stock options and restricted stock units.

We pay base salaries to provide a fixed level of financial stability to our executives in amounts that we believe are competitive and market-driven. We provide short-term incentives in the form of annual cash bonus opportunities to encourage our executives to focus their maximum effort on achieving targeted financial results, operating objectives and strategic growth. Our long-term incentive awards are intended to focus executive efforts on achieving long-term growth in shareholder value, to help the Company attract and retain key executives, and to better align our executives’ interests with the interests of our shareholders. The Committee believes that the overall compensation of our named executives is competitive with compensation offered by similar companies.

The following table shows for each named executive the percentage of 2008 total annual compensation that was composed of fixed compensation pay (base salary) and variable compensation (target annual bonus plus long-term incentive equity awards made for 2008) as of the time such compensation was established.

Named Executive	Percentage of Total 2008 Compensation that was Fixed (Base Salary)	Percentage of Total Compensation that was Variable (Target Annual Bonus and Grant Date Value of Equity Awards)(1)
Colleen B. Brown	50.3%	49.7%
Joseph L. Lovejoy	56.0	44.0
Robert I. Dunlop	54.2	45.8
S. Mae Fujita Numata	69.0	31.0
Jodi A. Colligan	80.0	20.0

(1)

The percentages in this column include the annual equity awards made in March 2009 for 2008 performance but not the special equity awards made to Mr. Lovejoy and Mr. Dunlop on July 29, 2008 in recognition of their mid-year promotions. Those equity awards are discussed in greater detail below under “Special Equity Awards.”

Determination of Compensation

The Committee uses a variety of resources in determining the total compensation package for each named executive. For 2008, the Committee retained independent consultants from Towers Perrin to provide analyses of our executive compensation program and comparisons to executive compensation programs of: (1) peer companies in the media/broadcast industry and (2) other non-broadcast specific companies of similar size to Fisher. In addition to survey data, Towers Perrin provided the Committee with proxy statement data for national market industry peers and local market general industry peers. The analysis of media/broadcast companies is intended to provide competitive industry data and the analysis of non-broadcast companies is intended to provide general compensation data for executive-level positions at companies of similar size to Fisher and with which we compete for executive talent, particularly those in our local market. In completing this analysis, Towers Perrin provided compensation information from the following surveys and proxy statement data:

•	The following competitive media survey:

•	Towers Perrin Media Industry Executive Compensation Database, which includes approximately 150 media companies, such as broadcasting, newspaper, radio and cable companies.

•	The following general industry survey, which is a national survey with data for companies of similar size to Fisher ($50 million to $199 million in annual revenues):

•	Watson Wyatt, Executive Compensation Services, Top Management Compensation Report.

•	Proxy statement data:

•	National Market Broadcast Industry Peers:

• Beasley Broadcast Group Inc. • Citadel Broadcasting • Cox Radio Inc. • Cumulus Media Inc. • Entercom Communications Corp. • Entravision Communications Corp.	• Gray Television Inc. • Hearst Argyle Television Inc. • Lin TV Corp. • Nexstar Broadcasting Group Inc. • Saga Communications Inc. • Young Broadcasting Inc.

•	Local Market General Industry Peers:

•   AmericanWestBancorp.

•   Barrett Business Services Inc.

•   Captaris Inc.

•   Columbia Banking System Inc.

•   Cray Inc.

•   drugstore.com Inc.

•   Emeritus Corp.

•   Flow International Corp.

•   Horizon Financial Corp.

•   Market Leader, Inc. (formerly Housevalues, Inc.)

•   Infospace Inc.

•   Key Tronic Corp.

•   Loud Technologies Inc.

•   Marchex, Inc.

•   Red Lion Hotels Corp.

•   Seabright Insurance Holdings Inc.

•   Sonosite Inc.

•   Todd Shipyards Corp.

For each named executive position, the Committee considered compensation levels at the 25th percentile for media/broadcasting companies, and the 50th percentile for general industry companies in determining compensation levels for our named executives. The Committee used these comparison points in an effort to establish executive compensation at levels that are competitive with companies representing each business segment within which we compete for executive talent. The 25th and 50th percentiles were examined to account for the Company’s size relative to the companies in the surveys and proxy data peers. For instance, most of the companies in the media/broadcast industry are larger than Fisher and have greater annual revenues, while Fisher is closer in size and revenues to the median for the general industry companies reviewed. The Committee reviewed all of the survey data as a whole, but focused on different data points from either the media-specific surveys or the general industry surveys, depending on the executive’s position. Moreover, the Committee did not use the survey data to benchmark or target the compensation of Fisher’s executive officers to be in line with a particular percentile as compared to the data in the surveys, but considered compensation levels ranging from the 25th to 75th percentiles as one component in making its compensation determinations.

In addition to considering executive compensation levels at peer companies when establishing total compensation for named executives, the Committee also reviewed Company performance objectives and non-financial performance objectives for each named executive, as described below under each component of compensation. The Committee collaborated with our Chief Executive Officer and the Board of Directors to establish the Company performance objectives. To establish the individual performance objectives for each named executive, the Committee Chair worked with our Chief Executive Officer.

Elements of Compensation

Base Salary.    The competitive analysis conducted by Towers Perrin provides an initial basis for the Committee’s establishment of annual base salaries of our named executives. The Committee reviews base salary levels annually and may adjust those amounts in accordance with its review of the named executive’s overall performance and achievement of his or her performance objectives, achievement of the Company’s performance objectives, and, if applicable, promotions and changes to responsibilities.

The Company objectives reviewed by the Committee in establishing 2008 base salaries included customary financial measures, such as overall revenue growth and the Company’s financial position and management of its financial resources. The non-financial performance objectives reviewed by the Committee to establish 2008 base salaries included the achievement of business unit and corporate strategic objectives, as reflected in the Company’s current strategic plan, and the relative value of the individual’s contribution to the overall achievement of these Company objectives. The non-financial performance objectives contained within our strategic plan include improving sustainable operational performance by building ratings, growing sales and developing new revenue streams, acquiring more local content and diversifying our geographic and network portfolio.

The Committee established initial 2008 base salaries for our named executives as follows:

Named Executive	Initial 2008 Base Salary	Percentage Increase over 2007 Base Salary
Colleen B. Brown	$546,000	4.0%
Joseph L. Lovejoy	192,400	4.0
Robert I. Dunlop	244,400	4.0
S. Mae Fujita Numata	262,650	3.0
Jodi A. Colligan	165,600	3.5

Ms. Numata’s employment with the Company ended on April 1, 2008 and Ms. Colligan’s ended on October 20, 2008. During 2008 the Committee adjusted the initial 2008 base salaries for Messrs. Lovejoy and Dunlop, and Ms. Colligan to reflect mid-year promotions and changes to responsibilities. On April 2, 2008, Mr. Lovejoy was designated as the Company’s Interim Chief Financial Officer and received a base salary increase to $252,400 annually, which represented a 36.4% increase over his 2007 base salary. This increase was made to reflect Mr. Lovejoy’s additional responsibilities and duties and to bring his salary closer to competitive levels for the chief financial officer position among our broadcast, media and general industry peers. On June 2, 2008, Mr. Lovejoy was named Chief Financial Officer and his annual base salary of $252,400 was unchanged. On August 1, 2008, Mr. Dunlop was promoted to Senior Vice President, Operations, and received a base salary increase to $268,400 annually, which represented a 14.2% increase over his 2007 base salary. This increase was made in recognition of Mr. Dunlop’s significant new responsibilities and duties as the Company’s top operating officer. On August 1, 2008, Ms. Colligan received a base salary increase to $175,600 annually to recognize her additional responsibilities as the Company’s Principal Accounting Officer, which represented a 9.7% increase over her 2007 base salary.

For 2009, in recognition of the unprecedented challenges raised by the current economic environment, Ms. Brown and Mr. Dunlop decided to voluntarily take a 10% reduction in their respective base salaries and Mr. Lovejoy decided to voluntarily take a 5% reduction. As a result, the 2009 base salaries for our continuing named executives are as follows:

Named Executive	2009 Base Salary	Percentage Change from 2008 Base Salary
Colleen B. Brown	$491,400	-10%
Joseph L. Lovejoy	239,780	-5
Robert I. Dunlop	241,560	-10

Annual Cash Bonus.    We provide annual cash bonus opportunities for executives pursuant to our Management Short-Term Incentive Plan. The purpose of this plan is to reward performance by focusing executives on setting high standards and achieving the Company’s selected performance goal, which for 2008 was net income of $12.2 million. The Committee selected net income as the performance measure for 2008 because the Company had suffered net losses from 2000 through 2005 and, after achieving net income in 2006 and 2007, the Committee believed it was in the best interests of the Company for executive officers to continue to focus their efforts on achieving the Company’s net income goal. Also, when compared to other commonly-used performance measures, net income more appropriately takes the Company’s capital decisions into account. For the purposes of this plan, net income means consolidated net income adjusted to account for extraordinary events and/or non-recurring items. Any adjustments so made must be approved by the Committee.

The target bonus opportunity for each named executive is set as a percentage of base salary, including any salary adjustments occurring during the year, and ranges from 25-50% of base salary. In general, those executive officers with more overall responsibility command a larger incentive target percentage to reflect the greater duties, responsibilities and accountability for the Company’s overall results and performance. For 2008, the Committee established the following target bonus opportunities for our named executives:

Named Executive	Target Bonus Opportunity as a Percentage of Base Salary
Colleen B. Brown	50%
Joseph L. Lovejoy	45
Robert I. Dunlop	45
S. Mae Fujita Numata	45
Jodi A. Colligan	25

Actual bonus payments depended upon the Company’s actual 2008 net income performance versus its 2008 net income goal. Potential payouts for each named executive ranged from 0% of the named executive’s target bonus opportunity, if the Company achieved less than 96% of its net income goal, to 200% of the named executive’s target bonus opportunity, if the Company achieved 110% or more of its net income goal. The Committee set the threshold payout level at 96% of the net income target to provide some potential financial rewards for financial performance that was somewhat below 100% of target yet still difficult to achieve given the challenging operating environment in 2008. The Committee also wanted to ensure that a high level of performance was achieved before any bonuses would be paid, and it retains the discretion to approve all final payouts made under the plan.

The following table sets forth the matrix used by the Committee to determine bonus payouts, with interpolation in the event that the Company’s performance falls between the stated percentiles:

Achievement of Corporate Performance (Net Income)	Payout as % of Target Bonus Opportunity
110%	200%
109	180
108	160
107	150
106	140
105	130
104	120
103	115
102	110
101	105
100	100
99	93
98	75
97	67
96	57
<96	0

To determine 2008 bonus payouts, upon management’s recommendation, the Committee adjusted the Company’s reported 2008 net income of $44.7 million to exclude certain non-recurring items, including the Company’s gain on its sale of Safeco Corporation common stock. As a result, the Company’s 2008 adjusted net income was less than 96% of target and therefore no cash bonuses were paid to named executives for 2008 performance. Bonuses would have been payable to the named executives if the Committee had not excluded these non-recurring items.

For 2009, the Committee added a discretionary component to the Management Short Term Incentive Plan so that 20% of an executive’s bonus payout will depend on the executive’s individual performance during the year. The Committee made the change to add a qualitative element to the determination of whether a bonus is earned that is aligned with the Company’s strategic objectives. This is intended to focus and hold executives accountable for achievement of the Company’s strategic objectives relevant to their areas of responsibility. The Committee determined that this change will provide more effective incentives to each executive while also continuing to reward for superior performance through the corporate financial measures. The Committee also established earnings before interest, taxes, depreciation and amortization, with any adjustments approved by the Committee for certain non-recurring items (“EBITDA”) as the plan’s performance measure for 2009. This measure is a strong indicator of the Company’s financial and operational performance.

To recognize their extraordinary performance and significant contributions during the first half of 2008 and upon the recommendation of our Chief Executive Officer, the Committee awarded each of Mr. Dunlop and Mr. Lovejoy a $5,000 discretionary cash bonus on May 8, 2008. These bonuses were paid outside of the terms of the Management Short-Term Incentive Plan.

Long-Term Incentive Compensation.    Long-term incentives in the form of stock options and restricted stock units are made from the Company’s Amended and Restated 2008 Equity Incentive Plan (the “2008 Equity Plan”). Stock options have a ten-year term and exercise prices equal to the reported closing market price per share of our common stock on the date of grant. Stock options and restricted stock unit awards granted prior to 2009 vest in five equal annual installments. Beginning in 2009, grants of stock options and restricted stock units vest in four equal annual installments. The Committee shortened the vesting schedule from five-years to be more consistent with market and peer practices. Based on our current practice, long-term incentive awards are made on an individual basis and are generally approved early in the year following the year to which they relate (e.g., awards for 2008 performance were made in March 2009) to coincide with other executive compensation decisions.

In 2008, we provided long-term incentives to our named executives in the form of stock options and restricted stock units to reward the named executives for their 2007 performance, as discussed in the proxy statement for the Company’s 2008 Annual Meeting of Shareholders. For 2008 performance, the Committee made long-term equity incentive awards on March 11, 2009 to our named executives in the following amounts:

	2009 Awards for 2008 Performance
	Stock Options	Restricted Stock Units
Colleen B. Brown	15,000	28,000
Joseph L. Lovejoy	4,000	9,200
Robert I. Dunlop	5,000	11,500

The long-term equity awards made to our Chief Executive Officer for 2008 consisted of 35% stock options and 65% restricted stock units in the aggregate, and the awards made to our other named executives consisted of 30% stock options and 70% restricted stock units. The Committee decided to place an increased emphasis on restricted stock units compared to 2007 to provide a more stable form of compensation given the recent high volatility in the Company’s stock price, and to grant a smaller number of shares in the aggregate. Our Chief Executive Officer received slightly more stock options than our other named executives to add a higher performance-based component to her overall compensation.

In prior years, the Committee determined the size of the long-term equity awards based upon the grant date fair value of the awards. In determining the awards made for 2008, the Committee instead focused on the number of shares awarded to each named executive. This approach was taken because the Committee determined that a focus on award values would have produced unusually large share numbers given the recent significant decreases in the Company’s stock price. To arrive at the above share numbers, the Committee established the size of the award to our Chief Executive Officer, and approved the share amounts for our other named executives, based on the recommendations of our Chief Executive Officer. The Committee approved the awards after considering each named executive’s overall individual performance and the Committee’s desire to conserve shares available for future grant under the 2008 Equity Plan, balanced by the need to align our executives’ interests with the interests of our shareholders and to create strong incentives for our executives to improve the Company’s financial and business performance. As a result, the number of shares awarded to each named executive for 2008 was relatively comparable to the number of shares awarded to such named executive in 2008 for 2007 service, together with the 2008 special equity awards; however, a greater emphasis was placed on restricted stock units this year, as discussed above. Because of the Committee’s focus on share numbers rather than award values, each named executive’s awards for 2008 had a grant date fair value less than the grant date fair value of such named executive’s awards for 2007 as follows:

	Grant Date Fair Value of Awards for 2007(1)	Grant Date Fair Value of Awards for 2008	Decrease in Grant Date Fair Value
Colleen B. Brown	$506,614	$265,700	47.6%
Joseph L. Lovejoy	186,962	84,980	54.6
Robert I. Dunlop	232,069	106,225	54.2

(1)

The amounts in this column include the special equity awards made to Mr. Lovejoy and Mr. Dunlop on July 29, 2008 in recognition of their mid-year promotions. Those equity awards are discussed in greater detail below under “Special Equity Awards.”

For new executives, grants of stock options and restricted stock units are typically made at the time of hire. We do not have any program, plan or practice to time grants to new executives or to our existing executives in coordination with the release of material non-public information nor have we or do we intend to time the release of material non-public information for the purpose of affecting the value of our named executives’ compensation. During 2008, the Committee approved all grants of stock options and restricted stock units made to our named executives, other than our Chief Executive Officer, whose grants were approved by our Board of Directors. Grants approved by the Committee were then reviewed with the Board of Directors. Beginning in 2009, the Committee is responsible for approving grants made to all of our executive officers, including our Chief Executive Officer.

Special Equity Awards.    On July 29, 2008 and upon the recommendation of our Chief Executive Officer, the Committee made the following special equity awards to Mr. Lovejoy and Mr. Dunlop in connection with their respective promotions to Chief Financial Officer and Senior Vice President, Operations:

	Stock Options	Restricted Stock Units
Joseph L. Lovejoy	4,636	937
Robert I. Dunlop	5,935	1,199

The awards vest in equal annual installments over five-years beginning on the first anniversary of the date of grant. The stock options have an exercise price equal to $35.90, the reported closing price for the Company’s common stock on the date of grant.

Change in Control.    Our Chief Executive Officer is a party to a Change in Control Severance Agreement with the Company, which entitles her to certain payments in the event (i) she is not offered a comparable position upon a change-in-control of the Company, or (ii) her employment with the Company terminates within six months prior to entering into an agreement for a change–in-control or announcement of a change in control, as described in more detail under “Potential Payments Upon Termination of Employment or Change of Control” on page 28. We entered into this agreement with our Chief Executive Officer when she was hired in 2005 because the traditional media market in which we operate is a very competitive environment that is undergoing rapid changes. To be able to attract a Chief Executive Officer with the necessary experience and knowledge of our industry, the Company needed to provide the assurance afforded by a Change in Control Severance Agreement in the event of Ms. Brown’s termination of employment. The Company and the Committee established the amounts payable to our Chief Executive Officer under this agreement to be in line with conservative best practice and the Committee believes that the amounts payable are conservative, but consistent with industry standards, given the difficulty for Chief Executive Officers to obtain a comparable position at another company. On December 31, 2008, the Company and Ms. Brown amended and restated the Change in Control Severance Agreement solely to ensure its compliance with Section 409A of the Internal Revenue Code.

Severance.    We do not have a severance policy or plan applicable to our executive officers, but may enter into severance arrangements with our executives on a case-by-case basis. We did not pay any severance to Ms. Numata or Ms. Colligan, our two named executives who left the Company during 2008.

Other Compensation.    Our executive officers are eligible to participate in the Company’s 401(k) Retirement Plan. During 2008, the Company provided matching contributions up to 2% of the employee’s contributions subject to statutory limitations imposed by the Internal Revenue Code. Effective January 1, 2009, the Company match under the plan was suspended for all participants, including our named executives. Executive officers are also eligible to participate in standard Company benefit plans available to all employees, including medical, dental, vision insurance, short and long-term disability coverage, vacation and sick leave and life and accident insurance. We provide no pension or deferred compensation benefits for our executive officers.

Risk Considerations

In developing and reviewing the Company’s executive incentive programs, the Committee analyzes the business risks inherent in program designs to ensure they do not induce executives to take unacceptable levels of business risk for the purpose of increasing their incentive plan awards at the expense of shareholder interests. The Committee is currently satisfied that the plan designs are conservative in this respect and that together the compensation components work as a check and balance to ensure executive incentives are fully consistent with shareholder interests.

To achieve this objective, the Company’s overall incentive compensation programs have both a short- term and long-term component. For instance, the 2008 objective of our Management Short-Term Incentive Plan to maximize current year net income was balanced by the annual vesting terms of our long-term incentive compensation program. The vesting periods, during which the value of any awarded restricted stock units and stock options can increase or decrease, help minimize the risk that executives would maximize 2008 net income in a manner that would impair the Company’s future results.

Tax Considerations

We considered the tax ramifications of the Change in Control and Severance Agreement entered into with our Chief Executive Officer and, to preserve our tax deduction in connection with the payments payable under the agreement, we provided in the agreement that in the event any payments under the agreement are considered to be a “parachute payment” under Section 280G of the Internal Revenue Code, the payments will be reduced so that the payments will not be treated as “parachute payments.”

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to certain of our executive officers, unless the compensation qualifies as performance-based compensation. None of our executive officers was compensated in excess of $1 million for Section 162(m) purposes during 2008. We reserve the right to use our judgment to authorize compensation payments that do not qualify for the performance-based exemption if we believe such payments are appropriate and in the best interests of shareholders.

In addition, we considered the impact of Section 409A of the Internal Revenue Code on our compensation programs. Section 409A imposes tax penalties on certain nonqualified deferred compensation arrangements. We operate our covered arrangements in a manner intended to avoid the adverse tax treatment under Section 409A. Certain amendments have been made to covered arrangements in this regard.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and, based on the review and discussion, it has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Deborah L. Bevier, Chair

Phelps K. Fisher

Brian P. McAndrews

Michael Wortsman

SUMMARY COMPENSATION TABLE

The following information is provided regarding the compensation earned during the three most recent calendar years by our Chief Executive Officer, Chief Financial Officer, our next most highly compensated current executive officer serving at the end of 2008, and two former executive officers, who are also included under SEC rules because they would have been required to be included in this table had they not ceased to serve as executive officers of the Company before December 31, 2008. Our other current executive officer, Mr. Natha, is not included in the table below because he joined the Company in November 2008 and as a result his 2008 compensation was below the threshold that would have required him to be included under applicable SEC rules and regulations.

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)(5)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(6)	Total ($)
Colleen B. Brown	2008	546,000		—	94,442	149,085	—	50,016	839,543
President and Chief	2007	519,306		—	64,968	123,992	416,329	4,500	1,129,095
Executive Officer	2006	500,000		—	57,384	111,111	350,000	44,087	1,062,582
Joseph L. Lovejoy	2008	234,361	(3)	5,000	23,064	31,976	—	14,803	309,204
Senior Vice President and	2007	183,750		—	12,448	21,074	118,400	4,168	339,840
Chief Financial Officer	2006	148,298		—	3,467	14,038	54,250	—	220,053
Robert I. Dunlop	2008	253,239	(4)	5,000	28,043	46,707	—	16,108	349,097
Senior Vice President,	2007	234,792		—	15,008	42,580	150,400	4,500	447,280
Operations	2006	230,000		—	5,566	51,629	128,800	—	415,995
S. Mae Fujita Numata(1)	2008	90,771		—	(1,521)	(1,834)	—	4,600	92,016
Former Senior Vice President,	2007	254,073		—	17,358	19,808	183,018	4,500	478,757
Chief Financial Officer and Corporate Secretary	2006	29,487		—	1,531	1,846	18,123	—	50,987
Jodi A. Colligan(2)	2008	149,052		—	289	(4,710)	—	8,787	153,418
Former Vice President Finance	2007	162,308		—	7,931	16,276	64,000	4,500	255,015
and Principal Accounting Officer	2006	183,984		—	3,133	13,682	83,712	—	284,511

(1)	Ms. Numata’s employment with the Company ended on April 1, 2008.

(2)	Ms. Colligan’s employment with the Company ended on October 20, 2008.

(3)	Mr. Lovejoy became interim Chief Financial Officer on April 2, 2008, at which time his annual salary was increased from $192,400 to $252,400. On June 2, 2008, he was named Chief Financial Officer.

(4)	Mr. Dunlop became Senior Vice President, Operations on August 1, 2008, at which time his annual salary was increased from $244,400 to $268,400.

(5)	The amounts reflected in these columns represent the dollar amount recognized for financial statement reporting purposes during 2008, in accordance with Financial Accounting Standards (“FAS”) 123(R), and thus includes amounts from awards granted in and prior to 2008. Amounts may be negative due to expense reversals under FAS 123(R) for previously reported forfeited awards. The amounts for Ms. Numata include reversals of $1,521 for forfeited stock awards and $1,834 for forfeited option awards. The amounts for Ms. Colligan include reversals of $332 for forfeited stock awards and $5,732 for forfeited option awards. Assumptions used in the calculation of these compensation costs are included in the Stockholders’ Equity note to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

(6)	The amounts reflected in this column for 2008 represent Company matching contributions under our 401(k) Plan on behalf of the named executive officers, plus dividends paid on unvested equity awards in the following amounts: Ms. Brown: $45,416, Mr. Lovejoy: $10,203, Mr. Dunlop: $11,508, Ms. Numata: $0, and Ms. Colligan: $4,799.

2008 GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth certain information for each of our current and former executive officers listed in the Summary Compensation Table with respect to potential non-equity incentive plan payouts under the Fisher Communications Management Short-Term Incentive Plan, and stock option and restricted stock rights/units granted under the Fisher Communications Incentive Plan of 2001 (the “2001 Plan”) in March 2008 and under the Amended and Restated 2008 Equity Incentive Plan (the “2008 Plan”) in July 2008.

Name	Grant Date	Estimated Potential Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ /Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Colleen B. Brown	—	155,610	273,000	546,000	—	—	—	—
	3/12/08	—	—	—	7,976	—	—	239,998
	3/12/08	—	—	—	—	30,000	30.09	266,616
Joseph L. Lovejoy	—	64,741	113,580	227,160	—	—	—	—
	3/12/08	—	—	—	1,595	—	—	47,994
	3/12/08	—	—	—	—	6,000	30.09	53,323
	7/29/08	—	—	—	937	—	—	33,638
	7/29/08	—	—	—	—	4,636	35.90	52,007
Robert I. Dunlop	—	68,845	120,780	241,560	—	—	—	—
	3/12/08	—	—	—	1,928	—	—	58,014
	3/12/08	—	—	—	—	7,250	30.09	64,432
	7/29/08	—	—	—	1,199	—	—	43,044
	7/29/08	—	—	—	—	5,935	35.90	66,579
S. Mae Fujita Numata	—	67,370	118,193	236,385	—	—	—	—
	3/12/08	—	—	—	1,529	—	—	46,008
	3/12/08	—	—	—	—	5,750	30.09	51,101
Jodi A. Colligan	—	25,023	43,900	87,800	—	—	—	—
	3/12/08	—	—	—	731	—	—	21,996
	3/12/08	—	—	—	—	2,750	30.09	24,440

(1)	As reported in the Summary Compensation Table, none of these awards resulted in any actual payout to the named executive.

Employment Offer Letters

We do not have employment agreements with any of our executive officers, but we do have offer letters for each executive which established the salary, option grants and stock awards for the year in which they were hired. Executive officers are evaluated on an individual basis each year thereafter and salary adjustments and grants of additional stock options and stock awards are made accordingly.

Equity Awards

The annual restricted stock rights and stock options granted to our named executives on March 12, 2008 were granted under the 2001 Plan. The special awards made to Mr. Lovejoy and Mr. Dunlop on July 29, 2008 were granted under the 2008 Plan. The awards reported in the table above under both plans vest in five equal annual installments from the date of grant. Each stock option awarded has an exercise price equal to the closing price of our common stock on the grant date. The 2001 plan provides for the annual payment of additional compensation on restricted stock rights, whether or not vested, in an amount equal to any dividend that would have been payable to the holder of such rights if the holder had owned the stock subject to such rights.

Management Short-Tem Incentive Plan

Non-equity incentive plan awards to our named executives were made pursuant to the terms of the Management Short-Term Incentive Plan, which is described on page 20 of this proxy statement. Payments under this plan are in the form of cash bonuses and are subject to the achievement of a pre-established corporate performance goal. None of the awards made under the plan to our executive officers for 2008 performance resulted in any payouts.

2008 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table includes certain information with respect to outstanding option awards and unvested restricted stock rights/units held by each of the current and former executive officers listed in our Summary Compensation Table, as of December 31, 2008.

	Option Awards(1)				Stock Awards(1)
Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(6)
		Exercisable	Unexercisable
Colleen B. Brown(2)	10/10/2005	9,000	6,000	45.94	10/10/2015	—	—
	12/04/2006	4,000	6,000	45.19	12/04/2016	—	—
	03/08/2007	2,000	8,000	45.90	03/08/2017	—	—
	03/12/2008	—	30,000	30.09	03/12/2018	—	—
		—	—	—	—	11,976	247,185
Joseph L. Lovejoy(3)	03/07/2005	900	600	51.41	03/07/2015	—	—
	03/07/2006	640	960	42.70	03/07/2016	—	—
	12/04/2006	1,200	1,800	45.19	12/04/2016	—	—
	03/12/2008	—	6,000	30.09	03/12/2018	—	—
	07/29/2008	—	4,636	35.90	07/29/2018	—	—
		—	—	—	—	3,372	69,598
Robert I. Dunlop(4)	03/03/1999	825	—	63.00	03/03/2009	—	—
	03/08/2000	3,000	—	59.88	03/08/2010	—	—
	02/14/2001	4,800	—	60.00	02/14/2011	—	—
	02/13/2002	5,000	—	36.86	02/13/2012	—	—
	04/24/2003	5,000	—	46.88	04/24/2013	—	—
	02/11/2004	2,000	500	51.50	02/11/2014	—	—
	03/07/2005	2,100	1,400	51.41	03/07/2015	—	—
	03/07/2006	1,120	1,680	42.70	03/07/2016	—	—
	12/04/2006	1,200	1,800	45.19	12/04/2016	—	—
	03/12/2008	—	7,250	30.09	03/12/2018	—	—
	07/29/2008	—	5,935	35.90	07/29/2018	—	—
		—	—	—	—	4,147	85,594
S. Mae Fujita Numata(5)	—	—	—	—	—	—	—
Jodi A. Colligan	03/07/2005	900	—	51.41	03/07/2015	—	—
	03/07/2006	520	—	42.70	03/07/2016	—	—
	12/04/2006	320	—	45.19	12/04/2016	—	—

(1)	All of the stock option awards and restricted stock rights/units reported in this table vest in five equal annual installments beginning on the first anniversary of the date of grant.

(2)	As of December 31, 2008, Ms. Brown held the following restricted stock rights:
•	1,200 restricted stock rights granted on October 10, 2005. 600 rights vest on each of October 10, 2009 and 2010. Does not include 600 rights that vested on each of October 10, 2006, 2007 and 2008.
•	1,200 restricted stock rights granted on December 4, 2006. 400 rights vest on each of December 4, 2009, 2010 and 2011. Does not include 400 rights that vested on December 4, 2007 and 2008.
•	1,600 restricted stock rights granted on March 8, 2007. 400 rights vest on each of March 8, 2009, 2010, 2011, and 2012. Does not include 400 rights that vested on March 8, 2008.
•	7,976 restricted stock rights granted on March 12, 2008. 1,595 rights vest on each of March 12, 2009, 2010, 2011, and 2012. 1,596 rights vest on March 12 2013.

(3)	As of December 31, 2008, Mr. Lovejoy held the following restricted stock rights/units:
•	240 restricted stock rights granted on March 7, 2006. 80 rights will vest on each of March 7, 2009, 2010 and 2011. Does not include 80 rights that vested on each of March 7, 2007 and 2008.

•	600 restricted stock rights granted on December 4, 2006. 200 rights vest on each of December 4, 2009, 2010 and 2011. Does not include 200 rights that vested on each of December 4, 2007 and 2008.
•	1,595 restricted stock rights granted on March 12, 2008. 319 rights vest on each of March 12, 2009, 2010, 2011, 2102 and 2013.
•	937 restricted stock units granted on July 29, 2008. 188 units vest on each of July 29, 2009 and 2010. 187 units vest on each of July 29, 2011, 2012 and, 2013.

(4)	As of December 31, 2008, Mr. Dunlop held the following restricted stock rights/units:
•	420 restricted stock rights granted on March 7, 2006. 140 rights vest on each of March 7, 2009, 2010 and 2011. Does not include 140 rights that vested on each of March 7, 2007 and 2008.
•	600 restricted stock rights granted on December 4, 2006. 200 rights vest on each of December 4, 2009, 2010 and 2011. Does not include 200 rights that vested on each of December 4, 2007 and 2008.
•	1,928 restricted stock rights granted on March 12, 2008. 385 rights vest on each of March 12, 2009, 2010, 2011 and 2012. 388 rights vest on March 12, 2013.
•	1,199 restricted stock units granted on July 29, 2008. 240 units vest on each of July 29, 2009, 2010, 2011, and 2012. 239 units vest on July 29, 2013.

(5)	As of December 31, 2008, Ms. Numata had no outstanding stock options or restricted stock rights.

(6)	The values in this column were calculated by multiplying the number of shares by $20.64, which was the reported closing price of our common stock on December 31, 2008.

2008 OPTION EXERCISES AND STOCK VESTED TABLE

The following table includes certain information for each of the current and former executive officers listed in our Summary Compensation Table with respect to stock option exercises and restricted stock rights that vested during 2008.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Colleen B. Brown	—	—	1,400	44,450
Joseph L. Lovejoy	—	—	280	6,851
Robert I. Dunlop	—	—	340	8,681
S. Mae Fujita Numata	—	—	—	—
Jodi A. Colligan	—	—	80	2,439

(1)	For options, the value realized is based on the difference between the closing price of our common stock on the day of exercise and the exercise price. For stock awards the value realized is based on the closing price of our common stock on the date of vesting.

Potential Payments upon Termination of Employment or Change of Control

S. Mae Fujita Numata and Jodi A. Colligan.    Ms. Numata and Ms. Colligan terminated their employment with the Company during 2008. Neither received any incremental compensation as a result of their termination.

Colleen B. Brown.    We entered into a Change in Control Severance Agreement with Colleen B. Brown, our President and Chief Executive Officer, effective October 10, 2005. The agreement was amended and restated effective as of December 31, 2008 solely to ensure its compliance with Section 409A of the Internal Revenue Code. The agreement provides that if (i) Ms. Brown remains employed with the Company through the closing of a change in control, (ii) Ms. Brown complies with her obligations under the agreement, and (iii) Ms. Brown is not offered a comparable position with the Company upon such change in control, then Ms. Brown will be entitled to receive a single cash payment in an amount equal to two (2) times her annual base salary for the calendar year immediately preceding such change in control. Upon payment of such amount to Ms. Brown, the agreement will terminate.

The agreement also provides that if (i) the Company terminates Ms. Brown’s employment without cause, or Ms. Brown resigns for good reason, before a change in control, and (ii) within six (6) months thereafter, the Company enters into an agreement for a change in control or the Company announces or is required by law to announce a prospective change in control of the Company, then upon the closing of such change in control,

Ms. Brown will be entitled to receive a single cash payment in an amount equal to two (2) times her annual base salary for the calendar year immediately preceding such termination or resignation, as the case may be. Upon payment of such amount to Ms. Brown, the agreement will terminate.

The agreement also provides that in the event that any person extends any proposal or offer that is intended to or may result in a change in control, Ms. Brown will, at the Company’s request, assist the Company in evaluating such proposal or offer. Further, the agreement provides that in order to receive the change in control payments described above, Ms. Brown cannot resign from the Company during any period from the receipt of a specific change in control proposal up to the consummation or abandonment of the transaction contemplated by such proposal. In addition, payment under the agreement is conditioned upon execution by Ms. Brown of an effective release of claims within sixty (60) days (or such shorter period as is specified in the release) after the occurrence of the change in control. If Ms. Brown fails to execute the release within this period, she will forfeit any change in control payment.

Notwithstanding any other provision in the agreement to the contrary, if the total amount of the payments to Ms. Brown upon a change of control (together with any other payments or benefits received from the Company) equal an amount that would cause such payments to be considered a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended, then the payments will be reduced so that the payments will not be treated as “parachute payments.”

Under the agreement, the terms “change of control,” “cause,” and “good reason” have the following meanings:

•

“Change of control” means a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company, within the meaning of 409A(a)(2)(A) of the Internal Revenue Code; provided however, that an internal reorganization of the Company will not be considered a change of control.

•	“Cause” means any one or more of the following:

•	removal or discharge of Ms. Brown pursuant to order of any regulatory authority;

•

Ms. Brown perpetrates fraud, dishonesty, or other act of misconduct while performing services for the Company or for customers of the Company, or if Ms. Brown engages in conduct which, in the opinion of the Board of Directors, materially interferes with the performance of Ms. Brown’s duties or harms the reputation of the Company by reason of the adverse reaction of the community to such conduct;

•	Ms. Brown conceals from, or knowingly fails to disclose to, any federal regulatory authority, or the Board of Directors any material matters affecting the viability of the Company; or

•

Ms. Brown fails (or refuses) to faithfully or diligently perform any of the usual and customary duties of her employment and either fails to remedy the lapse or formulate a plan for its correction with the Company (if such failure is not susceptible to immediate correction) within thirty (30) days after notice from the Company.

•

“Good reason” means any one or more of the following , if not remedied by the Company within thirty (30) days after receiving notice from Ms. Brown (notice must be received by the Company within ninety (90) days of the initial occurrence of the relevant event):

•

elimination of any significant compensation or benefit plan benefiting Ms. Brown, unless the reduction or elimination is generally applicable to substantially all similarly situated employees (or similarly situated employees of a successor controlling entity of the Company) formerly benefited;

•	the assignment to Ms. Brown without her consent of any authority or duties materially inconsistent with her position as of the date of the agreement; or

•

a relocation or transfer of Ms. Brown’s principal place of employment that would require Ms. Brown to commute on a regular basis more than fifty (50) miles each way from her present place of employment.

Pursuant to the terms of this agreement, if Ms. Brown’s employment had terminated in connection with a change in control on December 31, 2008, the last business day of 2008, Ms. Brown would have received a lump-sum payment of $1,050,000 (equal to two times her annual base salary for the calendar year immediately preceding the change in control/termination) as a result of the termination. The actual amount payable to Ms. Brown under this agreement can only be determined at the time of her termination.

Management Short-Term Incentive Plan.    Under the terms of the Management Short-Term Incentive Plan, no bonus payments are made if the executive’s employment is terminated prior to year end unless such termination is due to retirement or disability, unless otherwise approved by the Compensation Committee. In the case of retirement or disability, the bonus payment will be prorated for the number of months of the year completed prior to termination and will be based on the actual level of corporate performance achieved during the performance period, and as approved by the Compensation Committee. Accordingly, assuming termination of employment on December 31, 2008, the participants in this plan would not have been entitled to any incremental payments as a result of termination that would not already have been earned.

Equity Compensation Plans.    Under the terms of the 2001 Plan and the Amended and Restated Fisher Communications Incentive Plan of 1995 (the “1995 Plan”), in the event of a reorganization, merger or consolidation with one or more corporations, the vesting of awards does not automatically accelerate; however, the Board of Directors may, in its sole discretion, provide a thirty day period immediately prior to such event during which optionees will have the right to exercise stock options in whole or in part without any limitations on exercisability. Under the terms of the 2008 Plan, in the event of a change in control of the Company, all outstanding stock options and restricted stock units will accelerate and become fully vested immediately prior to the change in control, unless the change in control is a company transaction and the awards are converted, assumed or replaced by the successor company in such transaction. In addition, stock options and restricted stock rights granted under the 2001 Plan and the 1995 Plan accelerate upon termination of employment due to, death or disability and stock options accelerate upon termination of employment due to retirement after age sixty-five.

For purposes of the 2008 Plan, the following terms have the following meanings:

“Change in control” generally means the occurrence of any of the following events:

•

an acquisition of beneficial ownership of 40% or more of either (a) the then outstanding shares of the Company’s common stock or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (excluding any acquisition directly from the Company, any acquisition by the Company, any acquisition by any employee benefit plan of the Company or an affiliate, an acquisition pursuant to a transaction with certain related parties, or any acquisition approved by the Board of Directors);

•

a change in the composition of the Board of Directors during any two-year period such that the incumbent Board members cease to constitute at least a majority of the Board of Directors (not including directors whose election, or nomination for election by shareholders, was approved by a majority of the incumbent Board); or

•	consummation of a company transaction.

“Company transaction” generally means the consummation of any of the following, excluding transactions with certain related parties:

•	a merger or consolidation of the Company with or into any other company;

•

a statutory share exchange in which the Company’s outstanding shares are acquired or a sale in a transaction or series of transactions undertaken with a common purpose of at least a majority of the Company’s outstanding voting securities; or

•	a sale, lease, exchange or other transfer in a transaction or series of related transactions undertaken with a common purpose of all or substantially all of the Company’s assets.

Estimated Potential Value of Acceleration Under Equity Compensation Plans

The table below reflects the value of accelerated stock options and restricted stock rights/units, as applicable, to each current executive officer listed in our Summary Compensation Table, in the event of a termination on December 31, 2008 due to death or disability (none of the executives were retirement eligible), or upon a qualifying change in control effective as of December 31, 2008. The information in the table is based on the closing price of our common stock on December 31, 2008 ($20.64 per share). There is no value reflected in the table for the accelerated stock options because the exercise prices of all unvested stock options held by the executive officers are greater than the closing price of our common stock on December 31, 2008. The actual value to be received by the executives under the terms of their stock options and restricted stock rights/units can only be determined at the time of termination or at the time of a transaction, as applicable.

Name	Death or Disability ($)	Change in Control ($)(1)
Colleen B. Brown
Stock Options	—	—
Restricted Stock Rights	247,185	—
Joseph L. Lovejoy
Stock Options	—	—
Restricted Stock Rights/Units	50,258	19,340
Robert I. Dunlop
Stock Options	—	—
Restricted Stock Rights/Units	60,847	24,747

(1)	Assumes that the awards are not converted, assumed, or replaced by the successor company.

2008 NON-EMPLOYEE DIRECTOR COMPENSATION

Each of our non-employee directors received the following standard compensation in 2008:

•	a $24,000 annual retainer;

•	$1,000 for each Board of Directors’ meeting attended; and

•	$1,000 for each committee meeting attended.

Our Chairman of the Board received a total annual retainer of $65,000. In addition, the Chairs of the Audit and Compensation Committees each received an additional annual retainer of $7,500. Directors are also reimbursed for reasonable travel expenses incurred in connection with Company business. In addition, a $300 per meeting payment for travel incidentals is offered to each non-employee director. The director, in his or her discretion, may decide whether or not to accept the payment. Each quarter, non-employee director received 25% of the annual Board retainer in the form of a fully vested stock award for the number of shares of our common stock determined by dividing the amount of cash compensation to be received in the form of a stock award by the fair market value of our common stock on the last trading day of the quarter. Non-employee directors were permitted to elect to receive all or any portion of their remaining annual retainer, committee Chair retainer(s), Board of Directors meeting fees and committee meeting fees in the form of a fully vested stock award or in cash.

The following table provides compensation information for 2008 for each non-employee member of our Board of Directors. Ms. Brown did not receive any additional compensation for her service as a director.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Deborah L. Bevier	29,550	23,950	53,500
Phelps K. Fisher	75,816	16,184	92,000
Donald G. Graham, III	65	40,935	41,000
Richard L. Hawley	45,540	5,960	51,500
Brian P. McAndrews	73	37,927	38,000
Jerry A. St. Dennis	18,073	23,927	42,000
George F. Warren, Jr.	77	37,923	38,000
William W. Warren, Jr.	34,819	8,181	43,000
Michael D. Wortsman	34,040	5,960	40,000

(1)	The amounts reported in this column represent the annual retainer and meeting fees paid for service during 2008 to those of our directors who elected to receive such fees in the form of cash.

(2)	Reflects the dollar amount recognized for financial statement reporting purposes during 2008, in accordance with FAS 123(R), which is also equal to the grant date fair value of the awards.

(3)	None of our non-employee directors held any unvested stock awards or any option awards at December 31, 2008.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth information as of March 2, 2009 (or such earlier date as indicated in the tables’ footnotes), with respect to the shares of Company common stock beneficially owned by (i) the current directors of the Company and our two new director nominees, (ii) the non-director executive officers of the Company named in the Summary Compensation Table (“named executive officers”), and (iii) each person known by the Company to own beneficially more than 5% of Company common stock. The number of shares beneficially owned by each shareholder is determined according to rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. As a consequence, several persons may be deemed to be the “beneficial owners” of the same shares. Except as noted below, each holder has sole voting and investment power with respect to shares of Company common stock listed as owned by such person or entity.

Directors and Nominees

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock
Deborah L. Bevier	1,204		*
Paul A. Bible	—		*
Colleen B. Brown	37,976	(1)	*
Phelps K. Fisher	259,909	(2)	2.97%
Donald G. Graham, III	35,014		*
Richard L. Hawley	299	(3)	*
David Lorber	16,952	(4)	*
Brian P. McAndrews	1,915		*
Jerry A. St. Dennis	1,184		*
George F. Warren, Jr.	462,267	(5)	5.29
William W. Warren, Jr.	333,793	(6)	3.82
Michael D. Wortsman	3,670	(7)	*

*	Less than 1%

(1)	Share amount includes 11,976 restricted stock rights and options to purchase 23,000 shares of our common stock that are exercisable within 60 days of March 2, 2009.

(2)	Mr. Phelps K. Fisher owns 85,773 shares. In addition, he has sole voting power and shared investment power as to 134,872 shares owned by the K. R. Fisher Investment Company. Pursuant to a power of attorney, Mr. Fisher votes 14,072 shares and 14,192 shares, respectively, owned by two of his adult sons. Also includes 11,000 shares owned by Mr. Fisher’s wife of which she has sole voting and investment power.

(3)	Mr. Richard L. Hawley shares voting and investment power with respect to these shares with his wife.

(4)	In accordance with SEC rules, Mr. Lorber disclaims beneficial ownership of these shares, which he holds as Portfolio Manager of FrontFour Capital Group, LLC. These shares are directly held by FrontFour Master Fund, Ltd. and Distressed Securities & Special Situations-1, a series of underlying funds trust which are advised and sub-advised by FrontFour Capital Group, LLC.

(5)	Mr. George F. Warren, Jr. shares voting and investment power with respect to 10,186 shares with his wife. Includes 132,137 shares owned by the Lula Fisher Warren Trust, of which Mr. Warren is a trustee and 319,944 shares owned by the Warren Investment Company, of which Mr. Warren is a director and for which he shares voting and investment power.

(6)	Mr. William W. Warren, Jr. shares voting and investment power with respect to 13,849 shares with his wife. Also includes 319,944 shares owned by the Warren Investment Company, of which Mr. Warren is a director and for which he shares voting and investment power.

(7)	Mr. Wortsman is the trustee of The Wortsman Trust which holds these shares.

Named Executive Officers (excluding officers who are also directors) and Directors and Current Executive Officers as a Group:

Name	Shares of Common Stock Beneficially Owned		Percentage of Common Stock
Joseph L. Lovejoy	8,492	(1)	*
Robert I. Dunlop	33,397	(2)	*
S. Mae Fujita Numata	400	(3)	*
Jodi A. Colligan	380	(4)	*
All Current Executive Officers and Directors as a Group (13 persons)(5)	1,179,620	(5)	13.50%

*	Less than 1%

(1)	Share amount includes option to purchase 4,560 shares of our common stock which are exercisable within 60 days of March 2, 2009 and 3,372 restricted stock rights and units.

(2)	Share amount includes option to purchase 27,430 shares of our common stock which are exercisable within 60 days of March 2, 2009 and 4,147 restricted stock rights and units.

(3)	Ms. Numata’s employment with the Company ended on April 1, 2008. Ms. Numata shares voting and investment power with respect to 400 shares with her husband.

(4)	Ms. Colligan’s employment with the Company ended on October 20, 2008.

(5)	Does not include Ms. Numata, Ms. Colligan, Mr. Bible or Mr. Lorber as these persons are not executive officers or directors as of the date of this proxy statement.

Beneficial Owners of 5% or More of the Company’s Stock

(See also “Security Ownership of Certain Beneficial Owners and Managers — Directors”)

Name and Address	Number of Shares of Common Stock		Percentage of Outstanding Common Stock
George D. Fisher	529,768	(1)	6.06%
P.O. Box 98549 Des Moines, WA 98198
GAMCO Investors, Inc., et. al	1,760,904	(2)	20.16
One Corporate Center Rye, NY 10580
William H. Gates III	455,700	(3)	5.21
One Microsoft Way Redmond, WA 98052
Reed, Conner & Birdwell, LLC	512,670	(4)	5.87
11111 Santa Monica Blvd., Suite 1700 Los Angeles, CA 90025
TowerView LLC	773,109	(5)	8.39
500 Park Avenue New York, NY 10022

(1)	Mr. George D. Fisher owns 4,800 shares. In addition, he shares voting and investment power as one of three trustees of the D. R. Fisher Trust, as to the 353,504 shares held by such trust. Mr. Fisher is also President and a director of the D. R. Fisher Company, which owns 171,464 shares, and he shares voting and investment power with respect to such shares.

(2)	This information and the information in this footnote is based solely on Amendment No. 29 to Schedule 13D/A filed with the SEC on March 10, 2009 (“Amendment No. 29”) by Mario Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer, including GGCP, Inc., GAMCO Investors, Inc., Gabelli Funds, LLC (“Gabelli Funds”), GAMCO Asset Management Inc. (“GAMCO”), Teton Advisors, Inc. (“Teton Advisors”), Gabelli Securities, Inc. (“GSI”), Gabelli & Company, Inc., MJG Associates, Inc. (“MJG Associates”) and Gabelli Foundation, Inc. (“Foundation”). These entities engage in various aspects of the securities business, primarily as investment adviser to various institutional and individual clients, including registered investment companies and pension plans, and as general partner of various private investment partnerships. Of the shares reported above (i) GAMCO has sole voting power over 1,256,392 shares and sole investment power over 1,328,804 shares, (ii) Gabelli Funds has sole voting and investment power over 405,500 shares, (iii) Teton Advisors has sole voting and investment power over 14,500 shares, (iv) Foundation has sole voting and investment power over 7,000 shares, (v) MJG Associates has sole voting and investment power over 3,600 shares and (vi) GSI has sole voting and investment power over 1,500 shares. Other information on the beneficial ownership of these shares and voting and investment power can be found in Amendment No. 29.

(3)	This information and the information in this footnote is based solely on a Schedule 13D filed with the SEC by Cascade Investment, LLC (“Cascade”) and Mr. William H. Gates III on March 7, 2003. The reported shares are owned by Cascade and may be deemed to be beneficially owned by Mr. Gates as the sole member of Cascade.

(4)	This information is based solely on a Schedule 13G/A filed with the SEC on August 12, 2008.

(5)	This information is based solely on Amendment No. 1 to Schedule 13G/A filed with the SEC on January 5, 2009.

TRANSACTIONS WITH RELATED PARTIES

None.

REVIEW, APPROVAL OR RATIFICATION OF TRANSACTIONS WITH RELATED PERSONS

On an annual basis, each director and executive officer of the Company must complete a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with the Company during the last fiscal year, or any currently proposed transaction, arrangement or relationship, in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest. Any transaction, arrangement or relationship disclosed in the Director and Officer Questionnaire submitted by a director or executive officer is reviewed and considered by our Board of Directors in making independence determinations with respect to directors and resolving any conflicts of interest that may be implicated.

Our directors and executive officers are expected to disclose to our Chairman of the Board or President and Chief Executive Officer the material facts of any transaction that could be considered a related person transaction promptly upon gaining knowledge of the transaction. A related person transaction is generally defined as any transaction required to be disclosed under Item 404(a) of Regulation S-K, the Securities and Exchange Commission’s related person transaction disclosure rule.

Any transaction reported to our Chairman of the Board or President and Chief Executive Officer is reviewed according to the following procedures:

•

If the Chairman of the Board or President and Chief Executive Officer determines that disclosure of the transaction is not required under the Securities and Exchange Commission’s related person transaction disclosure rule, the transaction will be deemed approved and will be reported to the Audit Committee and the Nominating and Corporate Governance Committee.

•

If disclosure is required, the Chairman of the Board or President and Chief Executive Officer will submit the transaction to the Audit Committee and the Nominating and Corporate Governance Committee, who will review and, if authorized, will determine whether to approve or ratify the transaction.

When determining whether to approve or ratify a related person transaction, the Audit Committee and the Nominating and Corporate Governance Committee will review relevant facts regarding the related person transaction, including:

•	The extent of the related person’s interest in the transaction;

•	Whether the terms are comparable to those generally available in arms’ length transactions; and

•	Whether the related person transaction is consistent with the best interests of the Company.

If any related person transaction is not approved or ratified, the Audit Committee and the Nominating and Corporate Governance Committee may take such action as they may deem necessary or desirable in the best interests of the Company and its shareholders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, (“Section 16(a)”) requires that all executive officers and directors of the Company and all persons who beneficially own more than 10 percent of outstanding Company common stock file reports with the Securities and Exchange Commission with respect to beneficial ownership of the Company’s securities. We have adopted procedures to assist our directors and executive officers in complying with the Section 16(a) filings.

Based solely upon our review of the copies of the filings which it received with respect to the year ended December 31, 2008, or written representations from certain reporting persons, the Company believes that all reporting persons made all filings required by Section 16(a) on a timely basis during the year ended December 31, 2008, except for the following:

Due to an administrative oversight, each of the named executive officers listed in the Summary Compensation Table on page 25 filed one late report reporting two transactions — the annual stock option and restricted stock unit awards made by the Company on March 12, 2008.

Proposal No. 3 — Shareholder Proposal Requesting the Declassification of our Board of Directors

FrontFour Capital Group LLC of Two Stamford Landing, 68 Southfield Avenue, Suite 290, Stamford, Connecticut 06902, beneficial owner of 11,115 shares of our common stock, has indicated that it will present the following proposal and supporting statement at the Annual Meeting. The proposal and supporting statement are quoted verbatim below:

Proposed Resolution

BE IT RESOLVED, that the shareholders of the Company hereby request that the Board of Directors take the necessary steps to declassify the Board of Directors so that all directors are elected on an annual basis, beginning at the 2010 annual meeting; provided that no director elected prior thereto shall be prevented from completing the term to which such director was elected.

Supporting Statement of Stockholder

We believe that the annual election of all directors encourages board accountability to its shareholder constituents. Currently, the Board of Directors of Fisher Communications, Inc. is divided into three classes serving staggered three-year terms. It is our belief that the classification of the Board of Directors is not in the best interest of all shareholders because a classified board protects the incumbency of the Board of Directors, which in turn dilutes the voice of shareholders and limits the Boards accountability to shareholders.

Investors, interest groups and directors are striving to implement best practice corporate governance policies at corporations. The elimination of a classified board is one step toward improved corporate governance at Fisher Communications. The elimination of the staggered board would require each director to stand for election annually. We believe that such annual accountability would serve to keep directors closely focused on performance and the maximization of shareholder value.

For improved corporate governance and Board accountability at Fisher Communications, Inc. and the annual election of our Board of Directors we ask shareholders to vote YES on this proposal.

After careful consideration, our Board of Directors unanimously recommends that you vote AGAINST this proposal. The Board believes that this proposal is not in the best interests of Fisher Communications and our shareholders and opposes the proposal for the reasons discussed below.

Our Board of Directors and the Nominating and Corporate Governance Committee, along with its outside corporate governance advisers, have thoroughly reviewed the proposal and concluded that the Company’s current classified board structure provides essential benefits and serves the best interests of the Company and our shareholders. Our articles of incorporation provide for a classified Board of Directors, which is divided into three classes, with members of each class elected to serve staggered three-year terms. Each year shareholders elect one class (approximately one-third of the Board), plus any newly appointed directors. As discussed below, this structure provides the Company with an appropriate amount of stability, while also preserving the ability of shareholders to significantly change the Board in the course of three annual meetings, all held within approximately two years.

Protection Against a Takeover Without a Premium.    Having a classified Board is designed to protect Fisher against coercive or hostile tactics by third parties, who may seek to acquire control of the Company without paying any premium to shareholders. Through a combination of threatened or actual proxy contests and accumulation of sizeable minority positions, a hostile party may try to take control of the Company’s Board, and in effect, the Company, to pursue actions or transactions that are not beneficial to our shareholders as a whole. Significantly, Fisher, unlike many other companies, does not have a shareholders rights plan or “poison pill” to use to defend against hostile takeovers that undervalue the Company. Our classified board structure helps to provide our directors with the ability to make the best decision for our shareholders when faced with coercive or hostile actions. Our directors’ three-year terms eliminate the possibility that a hostile party could take over control of the Company during one Board election cycle without paying any premium to shareholders, while still allowing shareholders to nominate and elect several directors in any given election. This gives our Board enough time to consider unsolicited takeover proposals, and, if it chooses, to negotiate on a proper arms-length basis for the best result for all shareholders.

Stability and Continuity.    Generally, classified or staggered boards help ensure the continued oversight of management and its policies by a knowledgeable and experienced board of directors. In these challenging and unprecedented economic times, a stable and experienced board is even more vital to the short and long-term success of our Company. In addition, our classified Board structure is essential to the long-term strategic planning that allows us to remain competitive within our industry. Directors who have experience with Fisher and are familiar with our industry, strategies and businesses are a valuable resource and are better positioned to make decisions that are in the best interests of the Company and all shareholders. Not only can our Board take a broader view in setting company objectives, it can also oversee multi-year implementation and evaluate progress accordingly. Declassifying our Board could result in a total loss of the accumulated knowledge and experience of our directors in a single election cycle, and may force our directors to focus more on short-term goals contrary to long-term value creation for all shareholders.

Board Accountability.    Our Board of Directors remains highly accountable to our shareholders because of the fiduciary duties that require it to act in our shareholders’ best interests. These duties apply regardless of director term lengths. Our directors are no less attentive to shareholder concerns as a result of having been elected to three-year terms and are just as accountable in years when they are not up for re-election because the entire Board could be replaced in the course of three annual meetings, all held within approximately two years.

Independent Journalism.    The classified board structure has been commonly used by media companies to prevent short-term pressure that could be used to influence the independence of journalism. Broadcast and journalism companies often receive coordinated pressure from outside groups opposed to the company’s reporting and editorial decisions. Having a classified board provides the company with the stability necessary to resist these efforts.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST

THE SHAREHOLDER PROPOSAL TO DECLASSIFY OUR

BOARD OF DIRECTORS

Proposal No. 4 — Shareholder Proposal Amending the Company’s Bylaws to Require Shareholder Approval of Certain Company Acquisitions

GAMCO Asset Management Inc. of One Corporate Center, Rye, New York 10580, beneficial owner of 1,328,804 shares of our common stock, has indicated that it will present the following proposal and supporting statement at the Annual Meeting. The proposal and supporting statement are quoted verbatim below:

SHAREHOLDER PROPOSAL

RESOLVED: That the By-Laws of Fisher Communications, Inc. (the “Company”) be amended to provide that any decision by the Company to engage in a transaction, either through acquisition of assets, stock or otherwise, by which the Company would acquire an operating business, and for which the consideration paid by the Company would exceed $25 million, requires a majority vote of the Company’s shareholders, and that, the amended by-law thereafter may only be amended or repealed by a majority vote of the Company’s shareholders.

SUPPORTING STATEMENT

It has been our belief for a number of years, and it continues to be our belief, that the Company’s stock is worth substantially more than its market price. Based on our internal analysis, we believe that the private market value of the Company’s properties is substantially higher than the current market price, and that the shareholders should be receiving much more value than they have been receiving.

Management’s actions to date have not narrowed the gap between the private value of the Company and its public market price. Instead, untimely and costly acquisitions have diluted earnings and seriously limited the Company’s financial flexibility. We believe that these often complex deals leverage the balance sheet, while diluting shareholder value.

By so voting to amend the Company’s By-Laws, the shareholders can ensure that, in the future, decisions about whether to make acquisitions, which may dilute shareholder value, will require the vote of a majority of the Company’s shareholders. We urge you to vote to amend the Company’s By-Laws to provide that any decision by the Company to acquire an operating business where the consideration paid by the Company exceeds $25 million, requires a majority vote of the Company’s shareholders, and that, the amended by-law thereafter may only be amended or repealed by a majority vote of the Company’s shareholders.

WE URGE SHAREHOLDERS TO VOTE IN FAVOR OF THIS PROPOSAL.

Our Board of Directors unanimously recommends that you vote AGAINST this proposal. The Board believes that this proposal is egregiously restrictive and unnecessary and could be detrimental to Fisher Communications and our shareholders. For these reasons and the reasons discussed below, our Board strongly opposes this proposal.

Fundamental Duties of the Board.    This proposal would place a severe and unnecessary restriction on our Board’s fundamental duty to determine how best to execute on Fisher’s business strategy and deploy its capital. Our Board of Directors plays a central role in the operation of the Company, and each director spends a significant amount of time understanding the challenges and opportunities facing the Company. The fiduciary duties and obligations imposed on our directors by Washington law require them to carefully consider acquisitions and transactions before making any decisions. As such, Board members are in the best position to make these decisions. Removing the ability of the Board of Directors to approve and execute acquisitions would undermine the fundamental role given to the Board to manage the Company.

Fisher Stock Price.    We agree that our current stock price is less than the private market value of our properties; however, we believe this is primarily due to the ongoing global recession and the severe effects it has had on the U.S. economy as a whole and the broadcasting industry in particular. In fact, according to a recent Goldman Sachs broadcast sector report, our stock price has consistently traded at a higher percentage of its 52-week high than the prices of virtually all of Fisher’s television broadcasting peers identified by Goldman Sachs.

Uncertainties in Implementation of the Proposal.    This proposal would be very difficult, if not impossible to implement. For instance, the proposal seeks to impose restrictions on the Company’s ability to acquire additional operating businesses, but nowhere does it define the term “operating business.” As a result, it is unclear whether the restriction would apply to transactions like acquisitions of holding companies, real estate, or parts of businesses such as television stations. When considering these types of opportunities, our Board needs to be certain that the Company’s actions will not conflict with such a vaguely written restriction subjecting the Company to significant and expensive risk.

Existing Protection Against Dilution.    This proposal is unnecessary because Fisher shareholders are already sufficiently protected against large dilutive acquisitions by the rules of the Nasdaq Stock Market. These rules require that our shareholders approve any acquisition in which the Company would issue 20% or more of its then outstanding shares in an acquisition. Therefore, the restrictions sought by this proposal are not necessary for those transactions that would be truly dilutive to Company shareholders.

Competitive Concerns.    The proposed acquisition restrictions are highly unusual, and we are not aware of similar restrictions placed on any of our primary industry peers. As a result, implementing this proposal would make it very difficult for our Company to compete for even small acquisitions or station swaps in the ordinary course of business. A common form of transaction in the broadcasting industry is the sale or swap of one or more television stations. These deals are conducted as confidential auctions or private negotiations whereby interested buyers submit their offers including price and closing conditions. Requiring the Company to include shareholder approval as a closing condition for every acquisition over $25 million would make Fisher’s offers very unattractive and much less likely to be accepted when compared to our competitors’ offers. In addition, because of the uncertainty and publicity created by the shareholder approval requirement, potential sellers may be less willing to enter into discussions or even negotiate with our Company, or they may require additional compensation.

Unnecessary Distraction and Expense.    Finally, the restrictions contained within this proposal would require the Company to make significant additional expenditures when seeking to complete an acquisition and would unnecessarily distract management. The Company would be forced to prepare and distribute a proxy statement, and conduct a shareholders’ meeting, all of which would require management’s attention and would cost hundreds of thousands of dollars for printing, legal, solicitation and advisory fees. Imposing this restriction and the related costs in the current difficult economic environment, especially when Fisher competitors are not subject to the same requirements, would be an inefficient use of the Company’s resources.

FOR THE FOREGOING REASONS, OUR BOARD OF DIRECTORS

UNANIMOUSLY RECOMMENDS THAT YOU VOTE

AGAINST THIS SHAREHOLDER PROPOSAL

OTHER BUSINESS

Other than as described in this Proxy Statement, our Board of Directors knows of no other matters to be brought before the shareholders at the Annual Meeting. If other matters are properly presented for a vote at the Annual Meeting, the Proxy holders will vote shares represented by properly executed Proxies as recommended by the Board of Directors or, if no recommendation is given, in their own discretion in accordance with their best judgment on such matters.

At the Annual Meeting, management will report on the Company’s business and shareholders will have the opportunity to ask questions.

INFORMATION CONCERNING SHAREHOLDER PROPOSALS

Proposals of shareholders that are intended to be presented at our 2010 Annual Meeting of Shareholders must be received by us no later than November 27, 2009 in order to be included in the Proxy Statement and form of Proxy relating to that annual meeting. A shareholder must have continuously held at least $2,000 in market value, or 1%, of the Company’s outstanding common stock for at least one year by the date of submission of the proposal, and the shareholder must continue to own such stock through the date of the meeting.

In addition, shareholders that intend to present a proposal, including director nominations, that will not be included in our Proxy Statement and form of Proxy must give timely written notice of the proposal to the Company in accordance with the requirements of our Bylaws not earlier than December 29, 2009 and not later than January 28, 2010. Furthermore, receipt by the Company of any such proposal from a qualified shareholder in a timely manner will not guarantee its inclusion in the proxy materials or its presentation at the 2010 Annual Meeting, because there are other relevant requirements in the SEC’s proxy rules.

In accordance with Section 2.6 of our Bylaws, our Secretary must receive all proposals in writing at the executive offices of the Company at 100 4th Avenue, North, Suite 510, Seattle, Washington 98109 by the applicable deadline. For proposals that are timely filed, the Company retains discretion to vote proxies it receives provided that (1) the Company includes in its Proxy Statement advice on the nature of the proposal and how it intends to exercise its voting discretion and (2) the proponent does not issue a proxy statement.

HOUSEHOLDING

Beneficial owners, but not record holders, of our common stock who share a single address may receive only one copy of this proxy statement and our annual report to shareholders, unless their bank, broker or other record holder or Broadridge Financial Solutions on their behalf has received contrary instructions from any beneficial owner at that address. This practice, known as “householding,” is designed to reduce printing and mailing expenses. If any beneficial owner at such an address wishes to discontinue householding and receive a separate copy of future proxy statements and annual reports to shareholders, or commence householding and receive a single copy of future proxy statements and annual reports to shareholders, they should notify their bank, broker or other holder of record or Broadridge. Beneficial owners sharing an address to which a single copy of this proxy statement and our annual report to shareholders was delivered can also request, orally or in writing, prompt delivery of a separate copy of this proxy statement and our annual report to shareholders by contacting us at Fisher Communications, Inc., Attn: Investor Relations, 100 Fourth Avenue North, Suite 510, Seattle, WA 98109, (206) 404-7000.

ANNUAL REPORT TO SHAREHOLDERS

Upon written request, any shareholder may obtain without charge a copy of the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 for the year ended December 31, 2008, including the financial statements and the financial statement schedules. Written requests for the Form 10-K should be addressed to Investor Relations, Fisher Communications, Inc., 100 4th Avenue North, Suite 510, Seattle, Washington 98109.

March 27, 2009

BY ORDER OF THE BOARD OF DIRECTORS,

Christopher J. Bellavia
Corporate Secretary

Directions to Fisher Plaza

From I-5

If you are driving to Fisher Plaza take the Mercer Street exit, turn right onto Fairview Avenue and then left onto Valley Street which becomes Broad Street. Turn left off Broad onto 5th Avenue and then turn right onto John Street to enter the Fisher Plaza parking garage on the left.

Parking at Fisher Plaza

The Fisher Plaza Parking Garage entrance is on John Street. This is a three-level underground, parking garage providing elevator access to Fisher Plaza.

In the garage there are elevators marked “Public Elevators.” Once in the elevator, press the button labeled “Lobby.” This will take you to the first floor lobby of Fisher Plaza. You will then be escorted into another elevator and taken to the 5th floor.

FISHERS communications <STOCK#> 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 0 2 1 1 9 0 1 MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND C 1234567890 J N T C123456789 123456 C0123456789 12345 Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X 0113MC 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C Please sign your name below. When signing as attorney, administrator, executor, guardian or trustee, please give title as such. Joint owners should each sign. An authorized person should sign on behalf of corporations, partnerships, associations, etc. and give his or her title. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + Change of Address — Please print your new address below. Comments — Please print your comments below. B Non-Voting Items A Proposals — The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposal 2 and AGAINST Proposals 3 and 4. 2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. 01 - Deborah L. Bevier (for a three year term) 02 - Paul A. Bible (for a three year term) 03 - David Lorber (for a three year term) 1. Election of Directors: For Withhold For Withhold For Withhold Admission Ticket 4. Shareholder proposal amending the Company’s bylaws to require shareholder approval of certain Company acquisitions. For Against Abstain 3. Shareholder proposal requesting the declassification of the Company’s Board of Directors. For Against Abstain IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Electronic Voting Instructions You can vote by Internet or telephone! Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on April 28, 2009. Vote by Internet Log on to the Internet and go to www.envisionreports.com/fsci Follow the steps outlined on the secured website. Vote by telephone Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call. Follow the instructions provided by the recorded message.

PROXY FOR 2009 ANNUAL MEETING OF SHAREHOLDERS OF FISHER COMMUNICATIONS, INC. PLEASE SIGN AND RETURN IMMEDIATELY This Proxy is Solicited on Behalf of the Board of Directors The undersigned hereby appoints Michael D. Wortsman and William W. Warren, Jr. and both of them (with full power to act alone) as proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all common shares of the undersigned of Fisher Communications, Inc. (the “Company”) at the 2009 annual meeting of its shareholders to be held at Fisher Plaza, 140 4th Avenue North, Seattle, Washington, at 10:00 a.m., Tuesday, April 28, 2009, or any postponements, continuations and adjournments thereof, as indicated with respect to the proposals on the reverse side and, in their discretion, upon all other matters that may properly come before the meeting. The Board of Directors unanimously recommends a vote “FOR” each nominee in Item 1, “FOR” Item 2, and “AGAINST” Items 3 and 4 described on the reverse side. This proxy, when properly signed, will be voted in the manner directed herein by the undersigned shareholder. If no directions are given, the shares represented by this proxy will be voted “FOR” all nominees in Item 1, “FOR” ratification of the appointment of PricewaterhouseCoopers LLP in Item 2, “AGAINST” the proposals described in Items 3 and 4, and in accordance with the recommendation of the Board of Directors or, if no recommendation is given, in accordance with the discretion of the persons named as proxies herein on any other matters that may properly come before the Annual Meeting. The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement. Please execute this Proxy whether or not you plan to attend in person, and return the Proxy promptly in the envelope provided so that your stock will be represented in all events and so that we may have a quorum. In giving this Proxy, I understand that I may personally vote my shares if I attend the meeting, notwithstanding that I have previously executed and returned the Proxy to the Company. . Proxy — FISHER COMMUNICATIONS FISHER COMMUNICATIONS, INC. ADMISSION CARD Annual Meeting of Shareholders Tuesday, April 28, 2009 - 10 A.M. Fisher Plaza 140 4th Avenue North Seattle, Washington Upon arrival, please present this admission ticket and photo identification at the registration desk. IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.